Exhibit 10.24

Execution Copy

CREDIT AGREEMENT

dated as of

September 30, 2013,

among

A10 NETWORKS, INC.,

as Borrower,

THE LENDERS PARTY HERETO

and

ROYAL BANK OF CANADA,

as Administrative Agent

RBC CAPITAL MARKETS*

and

J.P. MORGAN SECURITIES LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners,

J.P. MORGAN SECURITIES LLC,

as Syndication Agent,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Documentation Agent

*	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

(continued)

(continued)

(continued)

SCHEDULES:

SCHEDULE 2.01	—	Commitments
SCHEDULE 5.13	—	Certain Post-Closing Obligations
SCHEDULE 9.01	—	Notices

EXHIBITS:

EXHIBIT A	—	Form of Assignment and Assumption
EXHIBIT B	—	Form of Guarantee Agreement
EXHIBIT C	—	Form of Perfection Certificate
EXHIBIT D	—	Form of Collateral Agreement
EXHIBIT E-1	—	Form of Closing Certificate
EXHIBIT E-2	—	Form of Solvency Certificate
EXHIBIT F	—	Form of Intercompany Note
EXHIBIT G	—	Form of United States Tax Compliance Certificate
EXHIBIT H	—	Form of Borrowing Request
EXHIBIT I		Form of Administrative Questionnaire

CREDIT AGREEMENT dated as of September 30, 2013 (this “Agreement”), among A10 NETWORKS, INC., a California corporation (the “Borrower”), the LENDERS party hereto, ROYAL BANK OF CANADA as an Issuing Bank, and ROYAL BANK OF CANADA, as Administrative Agent.

The parties hereto agree as follows:

Article I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing denominated in dollars for any Interest Period, an interest rate per annum equal to (i) the Eurodollar Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means Royal Bank of Canada, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in the form of Exhibit I or another form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Eurodollar Rate determined on such date (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%; provided, however, that during the period starting from the Effective Date to the date that is thirty days following the Effective Date (or such earlier date as shall be specified by the Administrative Agent on which Eurodollar Rate Loans have become available), “Alternate Base Rate” shall mean the rate per annum determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters LIBOR01 screen (or any successor thereto as may be reasonably selected by the Administrative Agent) that displays an average British Bankers Association Interest Settlement Rate (or any successor index) for deposits in dollars with a term equivalent to one month, determined as of approximately 11:00 a.m. (London time) on the Effective Date, plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Revolving Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the total Revolving Exposure at that time, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c):

Pricing Tier	Total Leverage Ratio	Eurodollar Rate Loans	Alternate Base Rate Loans

1	< 1.00:1.00	2.75%	1.75%

2	≥ 1.00:1.00 but ≤ 1.50:1.00	3.00%	2.00%

3	> 1.50:1.00 but ≤ 2.25:1.00	3.25%	2.25%

4	> 2.25:1.00	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 5.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 5.01(c). The Applicable Rate in effect from the Effective Date to the day prior to the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 5.01(c) for the fiscal quarter ending September 30, 2013 shall be determined based upon Pricing Tier 4.

In the event that any financial statement or compliance certificate delivered pursuant to Section 5.01 is inaccurate (but only so long as such inaccuracy is discovered while this Agreement is in effect or within

45 days of the termination of the Revolving Commitments), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected compliance certificate for such Applicable Period and (iii) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.12(c) and Article VII hereof.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower as of December 31, 2010 and 2011 and the related consolidated statements of earnings and cash flows of the Borrower for each year in the two year period ended December 31, 2011, including the notes thereto.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the fifth Business Day prior to the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Eurodollar Borrowing, $1,000,000 and (b) in the case of an ABR Borrowing, $500,000.

“Borrowing Multiple” means (a) in the case of a Eurodollar Borrowing, $500,000 and (b) in the case of an ABR Borrowing, $100,000.

“Borrowing Request” means a request by the Borrower, substantially in the form of Exhibit H, for a Borrowing in accordance with Section 2.03 or the issuance of a Letter of Credit under Section 2.05.

“Bridge Loan Note” means that certain Senior Unsecured Convertible Promissory Note, dated as of July 22, 2013, in an aggregate principal amount of $70,000,000 issued by the Borrower to Brocade as part of the Specified Settlement maturing six (6) months following the issuance thereof and otherwise containing the terms described in Annex A to the May 20, 2013 Hearing Transcript [DKT 1017] Case No. 5:10-cv-03428 PSG.

“Brocade” means Brocade Communications Systems, Inc.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Management Obligations” means obligations of the Borrower or any of its Subsidiaries in respect of any overdraft and other liabilities arising from treasury, depository, credit card, purchasing card and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Control” means the earliest to occur of: (a) prior to a Qualified Public Offering, (i) the failure by the Permitted Investors to own, directly or indirectly, beneficially and of record, Equity Interests in the Borrower representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower unless the Permitted Investors otherwise have the right (pursuant to contract, proxy or otherwise) to designate or appoint a majority of the board of directors of the Borrower or (ii) any Person (other than a Permitted Investor) shall own, directly or indirectly, beneficially or of record, Equity Interests representing a percentage of the aggregate ordinary voting power (represented by the issued and outstanding Equity Interests) of the Borrower equal to or greater than the percentage owned by the Permitted Investors, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the IPO Entity and the Permitted Investors shall not own or control a greater amount, (c) at any time, the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (i) nominated, designated or approved by the Board of Directors of the Borrower or the Permitted Investors nor (ii) appointed by directors so nominated, designated or approved or (d) the occurrence of a “Change of Control” (or similar event, however denominated), under and as defined in any indenture or agreement in respect of Material Indebtedness, provided that, at any time when at least a majority of the aggregate ordinary voting power for the election of directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower is directly or indirectly owned by a Parent Entity, all references in clauses (b) through (d) above to “the Borrower” (other than in this proviso) shall be deemed to refer to the Parent Entity that directly or indirectly owns such Equity Interests of the Borrower.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other Requirement of Law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other Requirement of Law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets of any Loan Party, now owned or hereafter acquired, whether real or personal, tangible or intangible, on which Liens are, or are purported to be, granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Collateral Agreement among the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) the Borrower and each of its Subsidiaries (other than any Excluded Subsidiary), either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, (ii) the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, at the reasonable request of the Administrative Agent for any Subsidiary, opinions of the type referred to in Section 4.01(b) and (iii) the Borrower, a completed Perfection Certificate, duly executed and delivered by the Borrower;

(b) all outstanding Equity Interests of the Borrower and each of its Subsidiaries (other than any Equity Interests constituting Excluded Assets or Equity Interests in Immaterial Subsidiaries) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries in a principal amount of $250,000 or more (subject to the aggregate threshold set forth in Section 3.04(a) of the Collateral Agreement) is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law or reasonably requested by the Administrative Agent to be filed, executed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been so filed, registered, recorded, executed or delivered to the Administrative Agent for filing, registration or recording, including, without limitation, evidence of the preparation for recording or filing, as applicable, of all recordings and filings of each such Security Document, including, without limitation, with the United States Patent and Trademark Office and the United States Copyright Office, and delivery and recordation, if necessary, of such other security and other documents, including UCC-3 termination statements with respect to UCC security filings, financing change statements or other personal property that do not constitute Liens permitted under Section 6.02, as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect, or publish notice of, the Liens created, or purported or intended to be created, by such Security Documents; and

(e) UCC, personal property security, judgment and execution, tax lien, and pending lawsuit search reports listing all effective financing statements, registrations or comparable documents which name any applicable Loan Party as debtor and which are filed in those jurisdictions in which any Loan Party is organized, any of such Collateral is located and the jurisdictions in which any applicable Loan Party’s chief executive office or principal place of business is located in the United States, together with copies of such existing financing statements, registrations or other documents and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Liens permitted under Section 6.02 or have been released or discharged (including, without limitation, copies of duly executed payoff letters evidencing the extinguishment of any related indebtedness and authorizing the filing of the related UCC-3 termination statements);

(f) evidence that all other actions in the opinion of the Administrative Agent reasonably necessary to perfect the security interests created by the Security Documents have been taken;

(g) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary of the Borrower, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that, the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents and Liens permitted hereunder, (c) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States, (d) no action to perfect a security interest in motor vehicles and other assets subject to certificates of title shall be required other than the filing of a financing statement under the Uniform Commercial Code (e) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means with respect to any Lender, its Revolving Commitment.

“Competitor” means any Person identified on Schedule 9.04 to the Disclosure Letter or by the Borrower to the Administrative Agent in writing as (i) a Person engaged in the same line of business as the Borrower or (ii) an Affiliate of any Person described in clause (i).

“Compliance Certificate” means a Compliance Certificate required to be delivered pursuant to Section 5.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” means, for any period, the amortization expenses of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including the amortization of long-term contingent consideration.

“Consolidated Depreciation Expense” means, for any period, the depreciation expenses of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, adjusted by:

(a) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

(i) Consolidated Interest Expense for such period;

(ii) Consolidated Tax Expense for such period;

(iii) Consolidated Amortization Expense for such period;

(iv) Consolidated Depreciation Expense for such period;

(v) fees, expenses, financing costs, restructuring charges (certified by a Financial Officer (including a reasonably detailed calculation thereof) as identifiable and factually supportable in the good faith judgment of the Borrower) and severance costs incurred or paid in connection with any business restructuring to the extent included in a footnote or as a separate line item on the financial statements of Borrower and, in either case, required to be expensed under GAAP; provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (v) shall not exceed 10.0% of Consolidated EBITDA for any period of four fiscal quarters (prior to giving effect to any such add-back);

(vi) the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income (excluding any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period;

(vii) any amortization or write-down of intangible assets;

(viii) non-cash expenses related to equity-based compensation;

(ix) settlement payments (whether in cash, Qualified Equity Interests or by the issuance of the Bridge Loan Note) of up to $75,000,000 made in satisfaction of the Specified Litigation and in accordance with the terms of the Specified Settlement;

(x) extraordinary losses and unusual or non-recurring losses; provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (x) shall not exceed 10.0 % of Consolidated EBITDA for any period of four fiscal quarters (prior to giving effect to any such add-back);

(xi) losses from the sale of assets (other than sales of inventory in the ordinary course of business) permitted by Section 6.05;

(xii) purchase accounting adjustments resulting from Permitted Acquisitions;

(xiii) fees, expenses and other transaction costs with respect to actual or proposed (i) Permitted Acquisitions and other Investments permitted by Section 6.04, (ii) Dispositions permitted by Section 6.05, (iii) Indebtedness incurrence permitted by Section 6.01 and (iv) issuance of Equity Interests by the Borrower;

(xiv) charges or losses that could reasonably be expected to be reimbursed or covered by insurance policies or contractual indemnities and not disputed by the insurer or contractual indemnitor thereunder;

(xv) litigation expenses in connection with the Specified Litigation in an amount not to exceed (i) $4,571,000 for the fiscal quarter ending March 31, 2012, (ii) $6,498,000 for the fiscal quarter ending June 30, 2012, (iii) $6,008,000 for the fiscal quarter ending September 30, 2012, (iv) $2,410,000 for the fiscal quarter ending December 31, 2012, (v) $3,400,000 for the fiscal quarter ending March 31, 2013, (vi) $4,800,000 for the fiscal quarter ending June 30, 2013, (vii) $700,000 for the fiscal quarter ending September 30, 2013 and (viii) $400,000 for the fiscal quarter ending December 31, 2013; and

(xvi) any foreign currency translation or transaction loss;

(b) and subtracting therefrom, in each case only to the extent (and in the same proportion) included in determining such Consolidated Net Income and without duplication:

(i) the aggregate amount of all non-cash income or gains increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business or any non-cash income or gains to be received in cash in any future period) for such period;

(ii) income created by or relating to contingent consideration in connection with a business or asset sold, transferred or otherwise disposed of to the extent recognized as revenue under GAAP;

(iii) extraordinary gains and unusual or non-recurring gains; and

(iv) the amount of all cash payments or cash charges made (or incurred) for such period on account of any non-cash charges, losses or expenses added back to Consolidated EBITDA pursuant to the preceding subclause (a)(vi);

in each case, as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

For purposes of determining the Total Leverage Ratio as of or for the periods ending September 30, 2013, December 31, 2013 and March 31, 2014 Consolidated EBITDA will be deemed to be equal to the following: (i) for the fiscal quarter ended September 30, 2013, the Consolidated EBITDA for the fiscal quarter ending September 30, 2013 multiplied by 4, (ii) for the fiscal quarter ended December 31, 2013, the Consolidated EBITDA for the fiscal quarter ended September 30, 2013 plus Consolidated EBITDA for the fiscal quarter ended December 31, 2013, multiplied by 2 and (iii) for the fiscal quarter ended March 31, 2014, the Consolidated EBITDA for the fiscal quarter ended September 30, 2013 plus the Consolidated EBITDA for the fiscal quarter ended December 31, 2013 plus the Consolidated EBITDA for the fiscal quarter ended March 31, 2014 multiplied by 4/3.

“Consolidated Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of all interest, premium payments, debt discount, fees, charges and related expenses in connection with Indebtedness (including capitalized interest) or in connection with the net losses under Swap Agreements with respect to interest rate risk, in each case to the extent treated as interest in accordance with GAAP, including (a) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP and (b) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net income (excluding (a) income or loss from discontinued operations that have been sold and (b) extraordinary items) for such period.

“Consolidated Tax Expense” means, for any period, the tax expense of the Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, the consolidated total assets of the Borrower and its Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the most recent period for which financial statements were required to have been delivered pursuant to Sections 5.01(a) and (b).

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP), consisting only of Indebtedness for borrowed money, unreimbursed obligations under drawn letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by bonds, debentures, notes or similar instruments (other than (i) bonds, debentures, notes or instruments representing obligations of the type described in Section 6.01(xvi), and (ii) for the avoidance of doubt, Indebtedness described in Section 6.01(xi), (xii) and (xx)).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower), to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations (provided, that if such Lender is deemed a Defaulting Lender for failure to comply with the provisions of this clause and thereafter such Lender so confirms, such Lender shall no longer be a Defaulting Lender pursuant to the terms of this clause (c)), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of this clause (d), the Borrower and the Administrative Agent are reasonably satisfied that such Lender will remain capable of performing its obligations hereunder; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Disclosure Letter” means the Disclosure Letter, dated as of the date hereof, delivered by Borrower to the Administrative Agent in connection with this Agreement, as may be updated from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, in each case, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower (or any Parent Entity thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower (or any Parent Entity thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date of this Agreement.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than the Borrower, any Affiliate of the Borrower or any of their subsidiaries), other than, in each case, a natural person.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) Environmental Laws and the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution shall mean the issuance and sale to Summit Partners, L.P. (or one or more of their Affiliates) by Borrower of equity securities (other than Disqualified Equity Interests) in an aggregate amount of not less than $80,000,000 of proceeds in cash to the Borrower on or before the Effective Date.

“Equity Cure Period” shall have the meaning assigned to such term in Section 7.02(a).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is also treated as a single employer under Section 414(m) and (o) of the Code.

“ERISA Event” means (a) a “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which notice is waived); (b) the failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived (unless such failure is corrected by the final due date for the plan year for which such failure occurred); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that a Plan is, or is expected to be, in“at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, in “endangered status” or “critical status”, within the meaning of Section 305(b) of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means,

(a) for any Interest Period with respect to a Eurodollar Borrowing, the rate of interest per annum, expressed on the basis of a year of 360 days, determined by the Administrative Agent, which is equal to the offered rate that appears on the page of the Reuters LIBOR01 screen (or any successor thereto as may be reasonably selected by the Administrative Agent) that displays an average British Bankers Association Interest Settlement Rate (or any successor index) for deposits in dollars with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rates referenced in the preceding subsection (a) are not available, the rate per annum determined by the Administrative Agent as the rate of interest, expressed on a basis of 360 days at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such Eurodollar Rate Loan as would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” has the meaning specified in the Collateral Agreement.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable Law or material contractual obligation existing on the Effective Date (or in the case of any future acquisition, of the acquired company and as in effect as of the closing date of such acquisition and not entered into in contemplation thereof) from providing a Guaranty or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization to grant such Guaranty or third party consent to grant such Guaranty for so long as such prohibition remains in effect, and (d) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”; provided, that no Subsidiary that provides a Guarantee in respect of any Junior Financing Indebtedness shall be an Excluded Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank, (a) any Taxes measured by or imposed on such Person’s net income (however denominated), franchise Taxes, and branch profits and similar Taxes (i) by the jurisdiction under the laws of which such Person is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are otherwise Other Connection Taxes; (b) any withholding Tax that is attributable to a Person’s failure to comply with Section 2.16(e); (c) any U.S. federal withholding Taxes imposed under FATCA; and (d) except in the case of an assignee pursuant to a request by the Borrower under Section 2.18 hereto, any Taxes that are (or would be) imposed on amounts payable to or for the account of such Person due to a Requirement of Law in effect at the time the Administrative Agent, any Lender or any Issuing Bank becomes a party hereto or designates a new lending office, except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts with respect to such withholding Tax under Section 2.16(a).

“Existing Debt” means Indebtedness outstanding as of the Effective Date under (i) that certain Loan and Security Agreement dated as of July 22, 2010 by and between the Borrower and Silicon Valley Bank and (ii) the Bridge Loan Note.

“fair market value” means with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by a Responsible Officer of the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof (or any amended version that is substantially comparable and not materially more onerous to comply with), any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections whether such Treasury regulation or published administrative guidance is in existence on the date hereof or promulgated or published thereafter, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement in effect in respect of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a), if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of April 30, 2013, among the Lead Arrangers and the Borrower.

“Financial Officer” means the chief financial officer, deputy chief financial officer, principal accounting officer, treasurer, controller or similar officer of the Borrower or any applicable Subsidiary.

“Financial Performance Covenants” means the covenants set forth in Sections 6.10 and 6.11.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Fiscal Year” means a fiscal year of the Borrower and its consolidated Subsidiaries ending on December 31 in any calendar year.

“Foreign Subsidiary” means (i) any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia and that is treated as a corporation for U.S. federal income tax purposes and that is described under Section 957(a) of the Code, (ii) any Subsidiary that is a disregarded entity or partnership for U.S. federal income Tax purposes, substantially all of the assets of which consist of Equity Interests in one or more Subsidiaries described in clause (i) of this definition and (iii) any Subsidiary of a Subsidiary described in clause (i).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time but subject to Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any such group or body charged with setting financial accounting or regulatory capital rules or standards (including the Bank for International Settlements and the Basel Committee on Banking Supervision) and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof for the purpose of assuring the owner of such Indebtedness of the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement among each Guarantor, the Borrower and the Administrative Agent, substantially in the form of Exhibit B.

“Guarantor” means each Subsidiary (other than an Excluded Subsidiary).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) and (b), had (i) total assets in an amount less than 2.5% of the amount of Consolidated Total Assets of the Borrower and its Subsidiaries (it being understood that for purposes of this calculation, Consolidated Total Assets shall not include intercompany receivables) or (ii) Consolidated EBITDA for the Test Period ending on such date in an amount less than 2.5% of the amount of total Consolidated EBITDA of the Borrower and its Subsidiaries; provided that no Subsidiary shall be considered an Immaterial Subsidiary until the Borrower shall have designated such Subsidiary’s status as such in writing (together with calculations demonstrating qualification as such) to the Administrative Agent; and provided further that no Subsidiary shall be designated as an Immaterial Subsidiary if the total assets or Consolidated EBITDA of such Subsidiary, taken together with the total assets and Consolidated EBITDA of all other Subsidiaries designated as Immaterial Subsidiaries, exceeds 5.0% of Consolidated Total Assets or Consolidated EBITDA, as the case may be, of the Borrower and its Subsidiaries. As of the Effective Date, the Borrower has the Immaterial Subsidiaries disclosed in Schedule 3.12 to the Disclosure Letter.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable or such obligation is reflected on the balance sheet in accordance with GAAP and (iii) accruals for payroll and other liabilities, including, deferred compensation arrangements, in each case, accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all net obligations of such Person under Swap Agreements, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person with respect to the redemption, repurchase, repayment, return of capital or other similar obligations in respect of Disqualified Equity Interests; provided that the term “Indebtedness” shall not include deferred or prepaid revenue. The

Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person shall for purposes of clause (e) above (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing, as applicable, and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein and elected by the Borrower, twelve months); provided that

(a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and

(c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, but without any adjustment for write-downs or write-offs with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital and of any cash payments actually received by such investor representing dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“IPO Entity” means, at any time after a Qualified Public Offering, either (a) the Borrower or (b) a Parent Entity or a direct or indirect subsidiary of the Parent Entity (other than the Borrower), as the case may be, the Equity Interests of which were issued or otherwise sold pursuant to the Qualified Public Offering; provided that, for purposes of this clause (b), immediately following the IPO, the Borrower is a Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower immediately prior to the IPO and provided, further, that any such IPO Entity shall become a Loan Party under the Loan Documents and such IPO Entity and the Loan Parties shall agree to any amendments, modifications or supplements to the Loan Documents reasonably requested by the Administrative Agent to effect the foregoing.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) Royal Bank of Canada and (b) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of

Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

“Junior Financing” means any unsecured, junior secured or subordinated Material Indebtedness incurred under Sections 6.01(vii) or 6.01(viii), and any Permitted Refinancing thereof.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any successor provision thereto), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

“Lead Arranger” means RBC Capital Markets, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacities as Joint Lead Arrangers and Joint Bookrunners.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means the sum of (i) the difference between (x) the Revolving Commitments of the Lenders minus (y) Revolving Exposure of the Lenders and (ii) Unrestricted Cash.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Collateral Agreement, (iv) the other Security Documents, (v) the Fee Letter, (vi) except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e), (vii) the Letters of Credit, (viii)

the Disclosure Letter and (ix) any other document or instrument executed by or on behalf of the Loan Parties (including any officer or employee thereof) and delivered to any of the Secured Parties in connection with the foregoing.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the Revolving Loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business, property, assets, financial condition, or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents, (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations), or net obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means all registrations or pending applications for registration with the US Patent and Trademark Office for any trademarks or service marks that are material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole.

“Maturity Date” means September 30, 2016.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting to the Administrative Agent for the benefit of the Lenders a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means the real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted to the Administrative Agent for the benefit of the Lenders pursuant to Section 5.11 or Section 5.12.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, subject to the provisions of Title IV of ERISA to which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Proceeds” means (a) with respect to any Disposition or Casualty Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of, in the case of Dispositions, (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, taxes payable by the Borrower or its Subsidiaries to any unaffiliated third-party as a direct consequence such Disposition), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition; provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds, and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Loan Document Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); and (b) with respect to any equity issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses (including repurchase obligations to the extent reserved in accordance with GAAP) incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Loan Party Investment Amount” means, at any time, $2,500,000.

“Notice of Intent to Cure” shall mean a written notice from one or more of the existing holders of Equity Interests of the Borrower of their intent to cure the Borrower’s failure to comply with any of Sections 6.10 and 6.11 delivered to the Administrative Agent in accordance with Section 7.02.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or limited liability company agreement or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to Administrative Agent, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes with respect to or result from (i) an Assignment and Assumption, except in each case to the extent such change is requested in writing by the Borrower pursuant to Section 2.18.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Borrower, where such Parent Entity owns 100% of the Equity Interests of the Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any of its Subsidiaries of all of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will become a Subsidiary Guarantor to the extent required by Section 5.11 (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person), (b) all transactions related thereto are consummated in accordance with all Requirements of Law in all material respects and, in the case of any acquisition of a Person, the board of directors or equivalent governing body of such acquired Person or its selling equity-holders shall have approved such purchase or other acquisition, (c) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (d) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions within 30 days (or by such later date reasonably satisfactory to the Administrative Agent) shall have been made), (e) after giving effect to any such purchase or other acquisition, (A) no Event of Default shall have occurred and be continuing and (B) the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio that is no greater than the Total Leverage Ratio immediately prior to the consummation of such acquisition and (f) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e)(B) above.

“Permitted Encumbrances” means:

(a) Liens for Taxes or assessments that are (i) not yet overdue or (ii) being contested in good faith by appropriate action diligently pursued and adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens imposed by law arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower and its Subsidiaries;

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, covenants, and other similar charges or encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business, in each case whether now or hereafter in existence that do not, individually or in the aggregate, materially and adversely detract from the value of said properties or materially interfere with their use in the operation of the business of such Person;

(f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01; and

(h) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clauses (c) and (d) above securing obligations under letters of credit and in clause (g) above.

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Subsidiary:

(a) dollars or other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union (other than Greece, Portugal, Ireland or Spain), having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union (other than Greece, Portugal, Ireland or Spain) is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United

States or (ii) any member nation of the European Union (other than Greece, Portugal, Ireland or Spain), in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory having a rating of at least A from S&P or A2 from Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(j) investments, classified in accordance with GAAP as current assets of the Borrower and its Subsidiaries, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition.

“Permitted Investors” shall mean, collectively, (i) the holders of the voting Equity Interests of the Borrower on the Effective Date, (ii) Summit Partners, L.P. and their affiliates, (iii) Brocade and its Affiliates and (iv) other investors who may acquire Series D Preferred Stock in subsequent financing rounds but only to the extent that such other investors hold a number of shares of Series D Preferred Stock that is equal to or less than 20% of the number of shares of Series D Preferred Stock held by Summit Partners, L.P. and their Affiliates.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof, does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and reasonable and customary discounts, commissions, fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) no Event of Default shall have occurred and be continuing or would result therefrom, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) the terms and conditions applicable to such Permitted Refinancing (including as to collateral), when taken as a whole, shall be comparable to, or not materially less favorable to the Borrower than, either, (x) the terms and conditions of the Indebtedness being so modified, refinanced, refunded, renewed or extended or (y) the prevailing market terms and conditions applicable to similar Indebtedness for similarly-situated issuers at the time of such incurrence; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior (or such shorter period as the Administrative Agent may approve in its sole discretion) to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (e) shall be conclusive unless the Administrative Agent provides notice to the Borrower of its reasonable objection during such five-Business Day period (or such shorter period as the Administrative Agent may approve in its sole discretion) together with a reasonable description of the basis upon which it objects, and (f) except as otherwise permitted under Section 6.01, such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Prime Rate” means the rate publicly announced from time to time by Royal Bank of Canada as its prime commercial lending rate for dollar loans in the United States. The Prime Rate is based upon various factors including Royal Bank of Canada’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Royal Bank of Canada shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligation applicable to such Indebtedness); provided that the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests, and in any event Qualified Equity Interests include the Series D Preferred Stock (as in effect on the date hereof, or as may be amended in a manner not materially adverse to the Lenders).

“Qualified Public Offering” means the issuance by the IPO Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, shareholders, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure, facility or fixture.

“Required Lenders” means, at any time, two or more Lenders having Revolving Exposures and unused Commitments representing more than 50% of the aggregate Revolving Exposures and unused Commitments at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, or other similar officer, or manager of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments is $35,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Secured Party” has the meaning assigned to such term in the Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement, mortgage, pledge agreement, control agreement and any other instruments and documents executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11 or 5.12 to secure any of the Secured Obligations.

“Series D Preferred Stock” means the Series D Preferred Stock of the Borrower.

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 7.02.

“Specified Litigation” means Brocade Communications Systems, Inc. et. al. v A10 Networks, Inc. et. al. filed in the United States District Court for the Northern District of California.

“Specified Settlement” means a final settlement of the Specified Litigation that shall be satisfied by the Borrower’s payment of (i) $5,000,000 in cash and (ii) all outstanding principal and interest arising under the Bridge Loan Note, and pursuant to which, upon making such payments, the Loan Parties are fully released from any further obligation to the plaintiffs in the Specified Litigation in accordance with the Stipulated Judgment dated June 10, 2013.

“Specified Transaction” means, with respect to any period, (i) any purchase or other acquisition, by merger or otherwise, by the Borrower or any of its Subsidiaries of all of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person, (ii) the Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, (iii) the incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes unless such repayment of Indebtedness is accompanied by a corresponding permanent commitment reduction), (iv) any Restricted Payment, or (v) any other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) the management of which is, as of such date, otherwise Controlled, directly or indirectly, through one or more intermediaries, by such Person.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the Guarantee Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that for the avoidance of doubt, the following shall not be a “Swap Agreement” (i) phantom stock or similar plan (including, any stock compensation plan) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries, (ii) any stock option or warrant agreement for the purchase of Equity Interests of the Borrower, (iii) the purchase of Equity Interests or Indebtedness (including securities convertible into Equity Interests) of Borrower pursuant to delayed delivery contracts, accelerated stock repurchase agreements, forward contracts or other similar agreements and (iv) any of the foregoing to the extent that it constitutes a derivative embedded in a convertible security issued by the Borrower.

“Syndication Agent” means J.P. Morgan Securities LLC.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b).

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any other Subsidiary in connection with the Transactions.

“Transactions” means (a) the Financing Transactions, (b) the Equity Contribution and (c) the payment of the Transaction Costs.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate.

“Unrestricted Cash” shall mean, at any time, the aggregate amount of cash and Permitted Investments that can be converted into cash within 30 days held in accounts of the Borrower and the Subsidiary Guarantors that are held with a Lender or any Affiliate of a Lender and subject to a first priority lien in favor of the Administrative Agent pursuant to the Security Documents, to the extent that the use of such cash or Permitted Investments for application to the payment of the Loan Document Obligations is not prohibited by law or any contract or other agreement and such cash and Permitted Investments are free and clear of all Liens (other than Liens in favor of the Administrative Agent and other Liens permitted under Section 6.02(xv)(A)); provided, however, that notwithstanding the foregoing, Unrestricted Cash shall in all cases include (i) any cash and Permitted Investments held in accounts of the Borrower and the Subsidiary Guarantors that are held with a Lender, or any Affiliate of a Lender, in a jurisdiction other than the United States, (ii) any cash and Permitted Investments that can be converted into cash within 30 days held in accounts of the Borrower and the Subsidiary Guarantors in a jurisdiction other than the United States and that are not held with a Lender or any of its Affiliates because such Lender and its Affiliates do not maintain a presence in the jurisdiction in which such accounts are held, (iii) any cash and Permitted Investments that can be converted into cash within 30 days held in accounts of a Foreign Subsidiary which can be distributed to the Borrower or a Subsidiary Guarantor within 30 days and (iv) prior to January 1, 2014, any cash and Permitted Investments that can be converted into cash within 30 days held in accounts of the Borrower and the Subsidiary Guarantors held with Silicon Valley Bank or its Affiliates.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) unless otherwise specified, all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision; provided, the Borrower and the Administrative Agent shall negotiate in good faith to amend the financial definitions and related covenants to preserve the original intent thereof in light of such change (and such amendments to be subject to the approval of the Required Lenders); (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (provided, that, in the case of any amendment arising out of an accounting change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010, and the Proposed Accounting Standards Update (Revised) to Revenue Recognition (Topic 605) dated November 14, 2011 and January 4, 2012, there shall be no amendment fee). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value” as defined therein.

Section 1.05 Currency Translation. For purposes of any determination under Article V, Article VI (other than Sections 6.10 and 6.11) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a currency exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made. For purposes of Sections 6.10 and 6.11, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) and (b).

Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07 Pro Forma Calculations. Notwithstanding anything to the contrary herein, for the purposes of calculating the Total Leverage Ratio, Specified Transactions that have been made (i) during the applicable Test Period, or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is being made shall be calculated on a Pro Forma Basis; provided, that for purposes of calculating the Financial Performance Covenants pursuant to Sections 6.10 and 6.11, any Specified Transactions that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect with respect to such Test Period.

Article II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees severally and not jointly to make Revolving Loans to the Borrower denominated in dollars from time to time during the Availability Period in an aggregate principal amount which will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount which is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

Section 2.03 Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request for a Revolving Loan in writing, (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent), or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be transmitted by hand delivery or facsimile or other electronic transmission to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such Borrowing Request shall specify the following information:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account or such other account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vi) that as of the date of such Borrowing, the conditions set forth in Sections 4.02(b) and 4.02(c) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class, of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 [intentionally omitted]

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.19), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in dollars, for the Borrower’s own account (or for the account of any other Subsidiary of the Borrower so long as the Borrower and such other Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Availability Period and prior to the fifth Business Day prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit in the form of Exhibit H hereto, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Applicable Fronting Exposure of each Issuing Bank shall not exceed its Revolving Commitment, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (iii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (ii) except as otherwise agreed by the Administrative Agent and the such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit, (iii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally or (iv) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.19(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure.

(c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal, or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve months or less (but not beyond the date that is five Business Days prior to the Maturity Date except to the extent cash collateralized at 103% of the aggregate amount thereof or backstopped pursuant to an arrangement reasonably acceptable to the Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed. If the Borrower decides not to automatically renew any Letter of Credit, it shall notify the applicable Issuing Bank not less than fifteen days prior to the time period specified in such Letter of Credit by which such Issuing Bank must send a notice of non-renewal.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, provided that, if such LC Disbursement is not reimbursed within such timeframe, the Borrower, subject to the conditions to borrowing set forth herein, shall be deemed to have requested in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (as determined by a court of competent jurisdiction in a final, nonappealable judgment). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing (by hand delivery or facsimile or other electronic format) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j) Cash Collateralization. If any Event of Default under paragraph (a), (b), (h) or (i) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the portions of the LC Exposure attributable to Letters of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.19(a)(iv)), then promptly upon the request of the Administrative Agent or the Issuing Bank, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.10(b) and no Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in dollars by 3:00 p.m., New York time (or on the Effective Date, such earlier time as notified to the Lenders prior to the Effective Date), to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or such other account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.12. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

Section 2.07 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time and in the manner that a Revolving Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be transmitted by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class, of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date (it being understood that no borrowings shall be made after the date that is five Business Days prior to the Maturity Date).

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable, provided that a notice of termination delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid outstanding principal amount of each Revolving Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.09, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control absent manifest error. In the event of any conflict between the accounts and records of any Lender or the Administrative Agent under this Section 2.09, on the one hand, and the Register, on the other hand, the Register shall control absent manifest error.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower.

Section 2.10 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part on a pro rata basis with respect to any Class, without penalty or premium.

(b) In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess.

(c) The Borrower shall notify the Administrative Agent in writing (by facsimile or other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and amounts required pursuant to Section 2.15.

Section 2.11 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.45% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) The Borrower agrees to pay (i) to the Administrative Agent in dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank in dollars a fronting fee for each Letter of Credit equal to the greater of (x) $500 per annum and (y) 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees for standby Letters of Credit accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (including, without limitation, pursuant to the Fee Letter).

(d) Notwithstanding the foregoing, and subject to Section 2.19, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

Section 2.12 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, commencing upon the occurrence of and during the continuation of an Event of Default, all principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.12(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.12(c) on any amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13 Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

Section 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender or Issuing Bank or Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Other Taxes, (C) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (D) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to materially increase the cost to such Lender or Issuing Bank or Administrative Agent (as applicable) of making, continuing, converting into or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to materially increase the cost to such Lender or Issuing Bank or Administrative Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to materially reduce the amount of any sum received or receivable by such Lender or Issuing Bank or Administrative Agent hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank or Administrative Agent, the Borrower will pay to such Lender or Issuing Bank or Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or Administrative Agent, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has the effect of materially reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be presumptively correct absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan prior to the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.15, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted Eurodollar Rate, as applicable, for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be presumptively correct absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand.

Section 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower, Guarantor, the Administrative Agent or other applicable withholding agent (as the case may be) shall be required by applicable Requirements of Law (as determined in the good faith discretion of the Borrower, Guarantor, the Administrative Agent or other applicable withholding agent (as the case may be)) to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings for Indemnified Taxes and Other Taxes have been made (including deductions and withholdings for Indemnified Taxes and Other Taxes applicable to additional amounts payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings for Indemnified Taxes and Other Taxes been made, (ii) the Borrower,

Guarantor, the Administrative Agent or other applicable withholding agent (as the case may be) shall make such deductions and (iii) the Borrower, Guarantor, the Administrative Agent or other applicable withholding agent (as the case may be) shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes (without duplication of Section 2.16(a)) to the relevant Governmental Authority in accordance with Requirements of Law.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties or interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders

(i) The Administrative Agent, each Lender, and Issuing Bank shall, (i) on or before the date on which it becomes a party to this Agreement, and (ii) at such times as are required by law or reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with two original copies of any properly completed and executed documentation certification or providing information reasonably requested by the Borrower or the Administrative Agent that may or will establish, an entitlement of such Person to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Person under the Loan Documents (including any documentation necessary to establish an exemption from, or reduction of, any Taxes that may be imposed under FATCA). Each such Person shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. In addition, any Person, if required by law or reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in (ii)(1) and (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(1) Each Administrative Agent, Lender, and Issuing Bank that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent (i) on or before the date on which it becomes a party to this Agreement, (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in such Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent, two properly completed and duly signed original copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Administrative Agent, Lender, and Issuing Bank that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent (i) on or before the date on which it becomes a party to this Agreement, (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in such Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent, whichever of the following is applicable:

(A) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms) certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States,

(C) in the case of a Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a properly completed and duly signed certificate, in substantially the form of Exhibit G (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent and the Borrower, establishing that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation”

described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms), and/or

(D) to the extent a Person is not the beneficial owner (for example, where the Person is a partnership), IRS Form W-8IMY (or any successor forms) of the Person, accompanied, to the extent required to obtain an exemption from or reduction of Tax, by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY, (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Person is a partnership and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Person on behalf of such beneficial owners).

(3) Each Administrative Agent, Lender, and Issuing Bank that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (i) on or prior to the date on which it becomes a party to this Agreement, (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in such Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent, two properly completed and duly signed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(4) If a payment made to the Administrative Agent, a Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Person has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Notwithstanding any other provision of this clause (e), neither the Administrative Agent, nor any Lender, shall be required to deliver any form pursuant to this clause (e) that the Administrative Agent or such Lender is not legally eligible to deliver.

(f) If the Administrative Agent, an Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor, as the case may be, or with respect to which the Borrower or any Guarantor, as the case may be, has paid additional amounts pursuant to this Section, it shall promptly pay over such refund to the Borrower or Guarantor, as the case may be, (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Guarantor, as the case may be, under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or such Guarantor, as the case may be, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees promptly to repay the amount paid over to the Borrower or such Guarantor, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary, this subsection shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to Taxes which it reasonably deems confidential) to the Borrower, any Guarantor or any other Person. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower or any Guarantor pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(g) For the avoidance of doubt, nothing in this Agreement shall preclude the Borrower, any Guarantor, and the Administrative Agent from deducting and withholding any Taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents, subject to the provisions of this Section 2.16.

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing

Bank shall be made as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Eurodollar Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments under each Loan Document shall be made in dollars except as otherwise expressly provided herein.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or any event gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16 or mitigate the applicability of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.14 or gives notice under Section 2.20, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.16 or a notice given under Section 2.20, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.19 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that

Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.11(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender and so long as the conditions set forth in Section 4.02 are satisfied, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Eurodollar Rate, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Article III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Loan Parties are duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has the corporate or other organizational power and authority to, except as would not reasonably be expected to have a Material Adverse Effect, carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) except as described on Schedule 3.03 to the Disclosure Letter, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to the Borrower or any Loan Party, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon the Borrower or any Loan Party or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Loan Party, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Loan Party, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited (and once delivered pursuant to Section 5.01(a), the audited) consolidated balance sheets of the Borrower as of December 31, 2012 and the related consolidated statements of earnings and cash flows of the Borrower for the one year period ended December 31, 2012 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(c) The unaudited consolidated balance sheet of the Borrower dated June 30, 2013, and the related consolidated statements of earnings and cash flows of the Borrower for the three-month period ended June 30, 2013 (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present in all material respects the financial condition of the Borrower as of the date thereof and its results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(d) [intentionally omitted]

(e) Since December 31, 2012, there has been no Material Adverse Effect except as set forth on Schedule 3.04 to the Disclosure Letter.

Section 3.05 Properties.

(a) The Borrower and each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, if any (including the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, except, in the case of clause (ii), where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The real and personal property material to the business of the Loan Parties, taken as a whole, (i) is in sufficient operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Loan Parties as presently conducted.

(b) As of the Effective Date after giving effect to the Transactions, Schedule 3.05 to the Disclosure Letter, contains a true and complete list of each parcel of real property (including each Mortgaged Property) and identifies whether such parcel is (i) owned by any Loan Party and showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee and showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the best of the Borrower’s knowledge, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(c) The Loan Parties have complied with all obligations under all leases to which they are a party, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. With respect to those leases where any Loan Party is a lessee, such Loan Party enjoys peaceful and undisturbed possession under each lease in which it is the lessee, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(d) No Loan Party is obligated on the Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except in each case as specified on Schedule 3.05 or in the lease documents delivered to the Administrative Agent prior to the Effective Date.

(e) No Loan Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any condemnation proceeding affecting all or any portion of its property.

(f) The Loan Parties own or have rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to their businesses as currently conducted. The use by each Loan Party with rights in such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Borrower’s actual knowledge, no claim has been and remains outstanding that any Loan Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) Except as set forth in Schedule 3.06 to the Disclosure Letter, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Loan Party that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of the Borrower nor any Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of the Borrower, any basis to reasonably expect that the Borrower or any Loan Party will become subject to any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements. Each of the Borrower and the Loan Parties is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (a) (other than as it relates to the Borrower), (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. None of the Borrower or any Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

Section 3.09 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each of its Subsidiaries (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as Tax withholding agents, except any Taxes that are being contested in good faith by appropriate actions diligently conducted, provided that the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefore in accordance with GAAP. There is no tax assessment proposed in writing against the Borrower or the Subsidiaries that would, if made, have a Material Adverse Effect.

Section 3.10 ERISA; Labor Matters.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or, to the knowledge of the Borrower is reasonably expected to occur, (ii) neither a Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither a Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither a Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) There are no collective bargaining agreements covering the employees of the Borrower or any Loan Party and, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, no Loan Party has suffered any strikes, walk-outs, work stoppages or other labor difficulty within the last five years.

Section 3.11 Disclosure; No Undisclosed Liabilities.

(a) No reports, financial statements, certificates, projections or other written information (other than information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

(b) The Loan Parties have no material obligations or liabilities, matured or unmatured, fixed or contingent, other than (i) those set forth or adequately provided for in the financial statements delivered to the Administrative Agent pursuant to this Agreement, (ii) those incurred in the ordinary course of business and not required to be set forth in the financial statements under GAAP, (iii) those incurred in the ordinary course of business since the date of the most recently delivered balance sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

Section 3.12 Subsidiaries. As of the Effective Date, Schedule 3.12 to the Disclosure Letter sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary.

Section 3.13 Intellectual Property; Licenses, Etc. Except with respect to immaterial defects, the Borrower and the Loan Parties own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other rights to Intellectual Property that are reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the rights of any Person. To the Borrower’s knowledge, no Intellectual Property, advertising, product, process, method, substance, part or other material used by the Borrower or any Loan Party in the operation of its business as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.13 to the Disclosure Letter, (i) no claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of the Borrower or any other Loan Party, threatened against the Borrower or any Loan Party and (ii) neither the Borrower nor any other Loan Party has received a written notice disputing such Person’s ownership, license or possession of such Intellectual Property, which, in each case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.14 Solvency. From and after the consummation of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) the fair value of the assets of the Borrower and its Subsidiaries exceeds their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, and (d) the Borrower and its Subsidiaries are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual or matured liability.

Section 3.15 Federal Reserve Regulations. None of the Borrower or any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose or for any other purpose that, in each case, entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Section 3.16 PATRIOT ACT; FCPA.

(a) To the extent applicable, each of the Borrower and the other Loan Parties is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) The use of the proceeds of the Loans and the Letters of Credit will not violate the Trading with the Enemy Act, as amended or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(c) None of the Borrower or any other Loan Party is (i) a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages with any such Person in any dealings or transactions that violate U.S. law.

Section 3.17 Use of Proceeds. The proceeds of the Loans have been used and shall be used in accordance with Section 5.10.

Section 3.18 Security Interests. Each of the Security Documents creates, as security for the Secured Obligations purported to be secured thereby, a valid and enforceable (and, to the extent perfection thereof can be accomplished pursuant to the filings or other actions required by the Security Documents and such filings or other actions are required to have been made or taken, perfected) security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Collateral may be subject to Liens permitted by Section 6.02), in favor of the Administrative Agent for the benefit of the Lenders. No filings or recordings are required in order to perfect the security interests created under any Security Document that are required by the Security Documents to be perfected except for filings or recordings which shall have been made, or for which satisfactory arrangements have been made or which are not yet required to have been made, upon or prior to the execution and delivery thereof.

Section 3.19 Insurance.

(a) The properties of the Loan Parties are insured with reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

(b) All real property that constitutes Collateral and that is a “Flood Hazard Property” is covered by flood insurance with reputable insurance companies not Affiliates of the Borrower, in such amounts and with such deductibles as the Administrative Agent may reasonably request upon at least thirty (30) days prior written notice to the Borrower.

Section 3.20 No Default. No Default has occurred and is continuing.

Section 3.21 OFAC. No Loan Party (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (c) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Article IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement and (iii) a duly executed promissory note for any Lender requesting such a note pursuant to Section 2.09(e).

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of Wilson Sonsini Goodrich & Rosati, New York and California counsel for the Loan Parties, in form and substance satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit E-1 or such other form acceptable to the Administrative Agent with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the board of directors or equivalent governing body of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, (iv) a written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock in accordance with the Borrower’s Amended and Restated Articles of Incorporation dated June 27, 2013 approving and authorizing the incurrence of Indebtedness pursuant to the Loan Documents and (v) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees and other amounts previously agreed in writing by the Lead Arrangers and the Borrower to be due and payable on or prior to the Effective Date (including, to the extent estimated or invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document), which amounts may be offset against the proceeds of the initial Loans made on the Effective Date.

(f) The Collateral and Guarantee Requirement shall have been satisfied; except as otherwise agreed in Section 5.13.

(g) Certificates of insurance in form and substance satisfactory to the Administrative Agent shall be delivered to the Administrative Agent evidencing the existence of insurance maintained by the Loan Parties pursuant to Section 5.07 and, if applicable, the Administrative Agent shall be designated as an additional insured (on behalf of itself and the Lenders) and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder.

(h) The Lead Arranger shall have received and shall be satisfied with (i) the Audited Financial Statements, (ii) the unaudited consolidated balance sheet of the Borrower as of December 31, 2012 and the related consolidated statements of earnings and cash flows of the Borrower for the Fiscal Year ended December 31, 2012 and (iii) the unaudited consolidated and combined balance sheet of the Borrower as at June 30, 2013 and the related consolidated statements of earnings and cash flows of the Borrower for the three-month period ended June 30, 2013.

(i) [Reserved]

(j) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects) on and as of the Effective Date.

(k) The Lenders shall have received a certificate, substantially in the form of Exhibit E-2, from the chief financial officer or chief accounting officer or other officer with equivalent duties of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(l) The Administrative Agent and the Lead Arranger shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least 5 days prior to the Effective Date by the Administrative Agent or the Lead Arranger required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(m) Evidence satisfactory to the Administrative Agent that the Borrower shall have received gross cash proceeds of not less than $80,000,000 from the Equity Contribution.

(n) Substantially concurrently with the initial funding of the Loans on the Effective Date, all principal, premium, if any, interest, fees and other amounts outstanding under the Existing Debt shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof (which, in the case of the Bridge

Loan Note, such evidence shall include a satisfactory pay-off letter pursuant to which there is an agreement by Brocade to file an Acknowledgement of Satisfaction of Judgment with respect to the Specified Settlement within a reasonable time period). After giving effect to the Transactions, no Loan Party shall have outstanding any Indebtedness or Disqualified Equity Interests other than (i) the Loans and other extensions of credit under this Agreement and (ii) Indebtedness permitted under Section 6.01.

(o) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Loan Documents to occur on or prior to the Effective Date shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities, all in form and substance reasonably satisfactory to the Administrative Agent.

(p) The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Sections 2.03 or 2.05, as applicable

(b) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing, unless otherwise agreed by the Required Lenders.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Article V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent indemnification obligations as to which no claim has been made) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (or cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent):

(a) on or before the date that is 90 days after the end of each Fiscal Year of the Borrower, an audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income and cash flows of the Borrower and its Subsidiaries as of the end of and for such Fiscal Year, in each case with all consolidating information regarding the Borrower and its Subsidiaries required of a registrant under Regulation S-X, together with related notes thereto and customary management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception, or any exception as to the scope of such audit, in each case other than a qualification related solely to the scheduled or accelerated maturity of Loans and Commitments, as applicable), to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Borrower and its Subsidiaries (as applicable) on a consolidated basis (as applicable) in accordance with GAAP consistently applied; provided, that for the Fiscal Year ending December 31, 2012, the Borrower will have until the date that is 90 days after the Effective Date to furnish the foregoing;

(b) with respect to each of the first three fiscal quarters of each Fiscal Year, on or before the date that is 45 days after the end of each such fiscal quarter, an unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, in each case with all consolidating information regarding the Borrower and its Subsidiaries required of a registrant under Regulation S-X, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year; all certified by a Financial Officer as presenting fairly in all material respects, as applicable, the financial condition as of the end of and for such fiscal quarter and such portion of the Fiscal Year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; together with customary management’s discussion and analysis describing results of operations;

(c) not later than five days after any delivery of financial statements under paragraph (a) or (b) above or a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Sections 6.10 and 6.11, if applicable;

(d) not later than 90 days after the commencement of each Fiscal Year of the Borrower, a detailed consolidated annual budget for the Borrower and its Subsidiaries for such Fiscal Year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such Fiscal Year and setting forth the material assumptions used for purposes of preparing such budget);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by the Borrower or any of its Subsidiaries with the SEC or with any national securities exchange, or distributed by the Borrower or any of its Subsidiaries to the holders of its Equity Interests generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 (including with respect to management’s discussion and analysis) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or any Parent Entity) filed with the SEC; provided that (i) to the extent such information relates to a Parent Entity, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Deloitte or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, in each case other than a qualification related solely to the scheduled or accelerated maturity of Loans and Commitments.

Documents required to be delivered pursuant to Section 5.01(a), (b), (d) or (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 5.02 Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof and, if applicable, after notifying the appropriate Governmental Authority, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) (i) the occurrence of any adverse development with respect to any litigation, action or proceeding that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower and its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or (iii) the receipt of a notice of an Environmental Liability that could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any event that is not a matter of general public knowledge that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Collateral.

(a) The Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number.

(b) Not later than ten Business Days after delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (i) setting forth any updates to the information disclosed pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any Subsidiary of the Borrower that has become, or ceased to be, a Subsidiary during the most recently ended fiscal quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by this Section 5.03 have been given.

Section 5.04 Existence; Conduct of Business. The Borrower will, and will cause each Loan Party to, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

Section 5.05 Payment of Taxes, etc. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except, in each case, to the extent (i) any such Tax is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves have been set aside with respect thereto in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to have a Material Adverse Effect.

Section 5.06 Maintenance of Properties. The Borrower will, and will cause each Loan Party to, keep and maintain all material property and equipment necessary to the conduct of its business in good working order, repair and condition, ordinary wear and tear, casualty and condemnation excepted.

Section 5.07 Insurance. The Loan Parties will maintain or cause to be maintained insurance with financially sound and responsible insurance companies with respect to their properties material to the business of the Loan Parties, and in any event with respect to each Mortgaged Property, against such casualties and contingencies and of such types and in such amounts with such deductibles as is comparable to that maintained by other companies of a similar size engaged in similar businesses in similar locations (which insurance shall include, in any event, with respect to each Mortgaged Property, flood insurance to the extent (including with respect to amounts) required in order to comply with law applicable to any Secured Party, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time). The Borrower shall provide notice thereof to the Administrative Agent within 30 days of any material change in such insurance. The Borrower will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall (i) in the case of general liability and product liability insurance, name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear for and (ii) in the case of each casualty insurance policy covering Collateral, name the Administrative Agent, on behalf of the Lenders as the loss payee thereunder.

Section 5.08 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Loan Party to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower and each Loan Party, as the case may be. The Borrower will, and will cause each Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.08, none of the Borrower or any Loan Party shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or contract.

Section 5.09 Compliance with Laws. (a) The Borrower will, and will cause each Loan Party to, comply with its Organizational Documents and all Requirements of Law with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Without limitation of clause (a) above, the Borrower will, and will cause each of Loan Party to: (i) comply with all applicable Environmental Laws and environmental permits except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any clean-up, removal or remedial, corrective or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except, in the case of clauses (ii) and (iii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used to provide for the ongoing working capital requirements of the Borrower and its Subsidiaries and for general corporate purposes, including to finance Permitted Acquisitions and make payments of up to $35,000,000 in satisfaction of the Specified Settlement and the payment of the Transaction Costs. Letters of Credit will be used by the Borrower only for general corporate purposes of the Borrower and its Subsidiaries.

Section 5.11 Additional Subsidiaries; Acquisition of Real Property; Intellectual Property.

(a) If (i) any additional Subsidiary (other than an Excluded Subsidiary) of the Borrower is formed or acquired after the Effective Date or (ii) if any Subsidiary ceases to be an Excluded Subsidiary, the Borrower will, within 30 days after such newly formed or acquired Subsidiary is formed or acquired or such Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof (unless such Subsidiary is an Excluded Subsidiary), and will cause such Subsidiary (unless such Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by any Loan Party within 30 days after such notice (or such longer period as the Administrative Agent shall reasonably agree and the Administrative Agent shall have received a completed Perfection Certificate with respect to such Subsidiary signed by a Responsible Officer, together with all attachments contemplated thereby). Notwithstanding anything contained in this Agreement (including this Section 5.11) or any other Loan Document to the contrary, (i) no more than 65% of the total combined voting power of all classes of Equity Interests entitled to vote in or of any Foreign Subsidiary (and 100% of the non-voting Equity Interests) shall be pledged or similarly hypothecated to secure any Loan Document Obligation herein, (ii) no Excluded Subsidiary shall guarantee or support any Loan Document Obligation herein (iii) no security or similar interest shall be granted in the assets of any Excluded Subsidiary, which security or similar guarantees or supports any Loan Document Obligation herein and (iv) none of Borrower or any of its Subsidiaries shall be required to provide any guarantee, pledge or asset support arrangement that would subject Borrower or any Subsidiary to any adverse Tax consequence due to the application of Section 956 of the Code.

(b) Within 30 days (or such longer period as the Administrative Agent may reasonably agree) after the Borrower identifies any new Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary.

(c) Upon the acquisition of any real property by any Loan Party, if such real property shall not already be subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the relevant Loan Party shall give notice thereof to the Administrative Agent and shall, if requested by the Administrative Agent or the Required Lenders, cause such real property (other than Excluded Assets) to be subjected to a Lien securing such Loan Party’s Loan Document Obligations and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to satisfy the Collateral and Guarantee Requirement with respect to such property or interest and to grant and perfect or record such Lien in accordance with the Collateral and Guarantee Requirement within ninety (90) days after such request (or such longer period as the Administrative Agent may agree in its reasonable discretion).

(c) Concurrently with the delivery of each compliance certificate pursuant to Section 5.01(c) in respect of financial statements delivered pursuant to Section 5.01(a) execute and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all Patents (as defined in the Collateral Agreement) and Trademarks (as defined in the Collateral Agreement) registered or pending with the United States Patent and Trademark Office and registered Copyrights (as defined in the Collateral Agreement) with the United States Copyright Office constituting After Acquired Intellectual Property (as defined in the Collateral Agreement) that is Material Intellectual Property owned by it or any Loan Party as of the last day of the period for which such Compliance Certificate is delivered, to the extent that such After Acquired Intellectual Property that is Material Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it or such Loan Party. In each case, the Borrower will, and will cause each Loan Party to, promptly cooperate as necessary to enable the Administrative Agent to make any required recordations with the US

Copyright Office or the US Patent and Trademark Office, as appropriate, with respect to such Material Intellectual Property.

Section 5.12 Further Assurances.

The Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law or that the Administrative Agent or the Required Lenders may reasonably request, to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by, and to the extent required under, the Security Documents, to cause the Collateral and Guarantee Requirement to be and remain satisfied, and to effectuate the transactions contemplated by the Loan Documents, all at the expense of the Loan Parties.

Section 5.13 Certain Post-Closing Obligations. (a) As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.13 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.13, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

(b) As promptly as practicable after the filing date specified in the Bridge Loan Note pay-off letter pursuant to which Brocade shall file Acknowledgements of Satisfaction of Judgment with respect to the Specified Settlement, the Borrower shall deliver copies of such acknowledgements to the Administrative Agent along with copies of the order by the court regarding such Satisfaction of Judgment that shall have been entered with respect thereto.

Section 5.14 Payment of Obligations. The Borrower and each Loan Party shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of their material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Loan Party.

Section 5.15 [intentionally omitted].

Section 5.16 Compliance with ERISA. The Borrower and each Loan Party shall and shall cause its ERISA Affiliates to maintain each Plan which is subject to or governed under ERISA, the Code or other federal or state law in compliance in all material respects with the applicable provisions of ERISA, except where noncompliance would not be reasonably likely to have a Material Adverse Effect or cause a Lien on the assets of the Borrower or any Loan Party.

Article VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent indemnification obligations as to which no claim has been made) under any Loan Document have been paid in full and all

Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed (or cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank), the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness; Certain Equity Securities. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i) (A) Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately foregoing clause (A);

(ii) Indebtedness outstanding on the date hereof and listed on Schedule 6.01 to the Disclosure Letter and any Permitted Refinancing thereof;

(iii) Guarantees by the Borrower and its Subsidiaries in respect of Indebtedness of the Borrower or any of its Subsidiaries otherwise permitted hereunder; provided that such Guarantee is otherwise permitted by Section 6.04; provided further that (A) no Guarantee by any Subsidiary Loan Party of any Junior Financing shall be permitted unless such Subsidiary Loan Party shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (B) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of the Borrower owing to any of its Subsidiaries or of any Subsidiary owing to any other Subsidiary or to the Borrower, to the extent permitted by Section 6.04; provided that (A) all such Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit F or (ii) otherwise reasonably satisfactory to the Administrative Agent, and (B) all such Indebtedness owing by a Subsidiary that is not a Loan Party to any Loan Party in excess of $250,000 shall be evidenced by a note and pledged as Collateral for the Secured Obligations;

(v) (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any of its Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further that the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not, at any time outstanding, exceed $2,500,000;

(vi) Indebtedness in respect of Swap Agreements entered into in the ordinary course of business (and not for speculative purposes) in order to (A) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any of its Subsidiaries or (B) hedge foreign currency or commodity supply transactions of the Borrower and its Subsidiaries;

(vii) Indebtedness of any Person that becomes a Subsidiary of the Borrower (or of any Person not previously a Subsidiary Guarantor that is merged, amalgamated or consolidated with or into the Borrower or a Subsidiary Guarantor) after the date hereof as a result of a Permitted Acquisition, or Indebtedness of any Person that is assumed by the Borrower or any of its Subsidiaries in connection with an acquisition of assets by the Borrower or such Subsidiary in a Permitted Acquisition, and Permitted Refinancings thereof; provided that (A) such Indebtedness is not incurred in contemplation of such Permitted Acquisition, (B) provided further that the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (vii) shall not, at any time outstanding, exceed $5,000,000;

(viii) Indebtedness of the Borrower and any of its Subsidiaries consisting of notes or loans under credit agreements, indentures or other similar instruments or agreements and any Permitted Refinancing thereof; provided that (A) any issuer of such Indebtedness shall be the Borrower or a Subsidiary, (B) such Indebtedness is unsecured, (C) such Indebtedness does not mature prior to the date that is 91 days after the Maturity Date in effect at the time of incurrence thereof, (D) such Indebtedness has no mandatory (other than customary provisions relating to asset sales or a change of control, so long as the rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full in cash of the Obligations and the termination of the Commitments) or scheduled amortization or payments, repurchases or redemptions of principal in cash or Disqualified Equity Interests prior to the date that is 91 days after the Maturity Date in effect at the time of incurrence thereof, (E) immediately after giving effect thereto and the use of the proceeds thereof, (1) no Event of Default shall exist or result therefrom and (2) the Borrower and its Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Sections 6.10 and 6.11 as of the last day of the most recently ended Test Period, (F) if such Indebtedness is subordinated, the Loan Document Obligations shall have been, and while the Loan Document Obligations remain outstanding, no other Indebtedness is or is permitted to be, designated as “Senior Indebtedness” or its equivalent in respect of such Indebtedness, and (G) such Indebtedness has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower, its Subsidiaries and the Lenders as the terms and conditions of this Agreement; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period; provided, further, that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (viii) in respect of which the primary obligor or a guarantor is a Subsidiary that is not a Loan Party, together with the then outstanding principal amount of any Indebtedness incurred pursuant to clause (xiv) below, shall not exceed at any time outstanding, $2,500,000;

(ix) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(x) Indebtedness consisting of unsecured (or secured only by the Equity Interests being purchased or redeemed) promissory notes issued by any Loan

Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Entity thereof permitted by Section 6.06(a);

(xi) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii) Indebtedness consisting of obligations under deferred consideration (earn-outs, indemnifications, incentive non-competes, milestone payments and other contingent obligations) or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted hereunder;

(xiii) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections, cash pooling, employee credit cards and similar arrangements, in each case, in connection with deposit accounts in the ordinary course of business;

(xiv) Indebtedness of the Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding in reliance on Section 6.01(viii) in respect of which the primary obligor or a guarantor is a Subsidiary that is not a Loan Party, together with any Indebtedness incurred pursuant to this clause (xiv) shall not exceed at any time outstanding, $2,500,000;

(xv) Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of bankers’ acceptances or similar instruments (other than letters of credit) issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations (other than obligations in respect of letters of credit) regarding workers compensation claims; provided that the reimbursement obligations in respect thereof are reimbursed within 60 days following the date thereof;

(xvi) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries, in each case in the ordinary course of business or consistent with past practice;

(xvii) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xviii) Indebtedness consisting of insurance premium financing and take or pay obligations contained in supply agreements in the ordinary course of business;

(xix) other Indebtedness of the Borrower and the Subsidiary Guarantors not to exceed $1,000,000 at any time outstanding; and

(xx) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xix) above.

Section 6.02 Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) Liens existing on the date hereof and set forth on Schedule 6.02 to the Disclosure Letter and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv) Liens securing Indebtedness permitted under Section 6.01(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (A) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (B) secure any Indebtedness for borrowed money (it being understood that the licenses granted pursuant to the Specified Settlement are permitted pursuant to this clause (v));

(vi) Liens (A) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (B) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(vii) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiary permitted under Section 6.01;

(x) Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(xi) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under Section 6.01(vii);

(xii) any interest, lien, or title of a lessor or sublessor under leases or subleases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any of its Subsidiaries in the ordinary course of business and covering the assets so leased;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Borrower or any of its Subsidiaries in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness for borrowed money or (B) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(xvi) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(xvii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made in the ordinary course of business to secure liability to insurance carriers;

(xviii) (A) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (B) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(xix) [intentionally omitted];

(xx) Liens on cash or Permitted Investments used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;

(xxi) Liens on reasonable deposits and similar Liens attaching to commodities trading accounts and other brokerage accounts; and

(xxii) other Liens; provided that the aggregate principal amount of obligations secured by Liens existing in reliance on this clause (xxii) shall not exceed $500,000 at any time outstanding.

Notwithstanding anything in this Section 6.02 to the contrary, no Liens permitted to be incurred hereunder, other than Liens permitted pursuant to Sections 6.02(xi), (xvi) and (xviii) or clauses (a), (b), (e) and (f) of the definition of “Permitted Encumbrances,” shall encumber any of the real property owned by the Borrower or any of its Subsidiaries.

Section 6.03 Fundamental Changes; Sale-Leasebacks.

(a) the Borrower will not, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or dispose of all or substantially all of the assets of the Borrower and its Subsidiaries, except that:

(i) any Subsidiary may merge with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) in the case of any Subsidiary of the Borrower, any one or more other Subsidiaries; provided that when any Subsidiary Loan Party is merging with another Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Subsidiary is otherwise permitted under Section 6.04;

(ii) (A) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (B) any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders;

(iii) any Subsidiary of the Borrower may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary or to the Borrower; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Subsidiary in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a

Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv) the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person, (B) any Investment in connection therewith is permitted under Section 6.04 and (C) no Default or Event of Default shall have occurred and be continuing;

(v) any Subsidiary of the Borrower may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12 (or arrangements for the compliance with such requirements within 30 days (or by such later date reasonably satisfactory to the Administrative Agent) shall have been made) and if the other party to such transaction is not a Loan Party, no Default exists after giving effect to such transaction;

(vi) any Subsidiary of the Borrower may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; provided that if the other party to such transaction is not a Loan Party, no Default exists after giving effect to the transaction; and

(vii) the Borrower may merge with any Wholly Owned Subsidiary of the Borrower that is a corporation organized under the laws of Delaware for the purposes of reincorporating the Borrower under the laws of Delaware; provided that (A) the surviving corporation is a Delaware corporation, (B) any Investment in connection therewith is permitted under Section 6.04, (C) the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and (D) no Default or Event of Default shall have occurred and be continuing.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and such Subsidiaries on the Effective Date and businesses reasonably related, ancillary thereto, complementary, synergistic or reasonable extensions thereof.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party, other than any such arrangement entered into in connection with the financing of the acquisition of such property with the proceeds of purchase money Indebtedness incurred as permitted by Section 6.01(v), any such arrangement involving the sale of property within 270 days after the purchase thereof if sold for consideration not less than the cost of the purchase thereof and the lease of which (if a Capitalized Lease) is permitted by Section 6.01(v).

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any of its Subsidiaries to make or hold any Investment, except:

(a) Permitted Investments;

(b) loans or advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $500,000 for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments (i) by the Borrower or any of its Subsidiaries in any Loan Party (excluding any new Subsidiary that becomes a Loan Party pursuant to such Investment), (ii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is also not a Loan Party, (iii) by the Borrower or any of its Subsidiaries (A) in any Subsidiary; provided that the aggregate amount of such Investments made by Loan Parties after the Effective Date in Subsidiaries that are not Loan Parties in reliance on this clause (iii)(A) (together with the amount of Investments made in Subsidiaries that are not Loan Parties pursuant to Sections 6.04(h) and 6.04(n)) shall not exceed the Non-Loan Party Investment Amount at the time of any such Investment, (B) in any Subsidiary that is not a Loan Party, constituting an exchange of Equity Interests of such Subsidiary for Indebtedness of such Subsidiary or (C) constituting Guarantees of Indebtedness or other monetary obligations of Subsidiaries that are not Loan Parties owing to any Loan Party, (iv) by the Borrower or any of its Subsidiaries in Subsidiaries that are not Loan Parties so long as such Investment is part of a series of simultaneous Investments that result in the proceeds of the initial Investment being invested in one or more Loan Parties and (v) by the Borrower or any of its Subsidiaries in any Subsidiary that is not a Loan Party, consisting of the contribution of Equity Interests of any other Subsidiary that is not a Loan Party so long as the Equity Interests of the transferee Subsidiary is pledged to secure the Secured Obligations;

(d) Investments consisting of extensions of trade credit in the ordinary course of business;

(e) Investments existing or contemplated on the date hereof and set forth on Schedule 6.04(e) to the Disclosure Letter and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(e) to the Disclosure Letter or as otherwise permitted by this Section 6.04;

(f) Investments in Swap Agreements permitted under Section 6.01(vi);

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h) Permitted Acquisitions; provided that the aggregate amount of cash and non-cash consideration paid or provided by the Borrower or any other Loan Party after the Effective Date in reliance on this Section 6.04(h) (together with any Investments made in Subsidiaries that are not Loan Parties pursuant to Sections 6.04(c)(iii)(A) and 6.04(n)) for Permitted Acquisitions (including the aggregate principal amount of all Indebtedness assumed in connection with Permitted Acquisitions) for any Subsidiary that shall not be or, after giving effect to such Permitted Acquisition, shall not become a Loan Party, shall not exceed the Non-Loan Party Investment Amount at such time;

(i) extensions of credit and guarantees permitted by Section 6.01 and Restricted Payments permitted by Section 6.06;

(j) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment in the ordinary course of business;

(l) advances of payroll payments to employees in the ordinary course of business;

(m) Investments of a Subsidiary acquired after the Effective Date or of a Person merged, amalgamated or consolidated with any Subsidiary in accordance with this Section and Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n) acquisitions of, investments in, and loans and advances to, joint ventures and other Persons by the Borrower and its Subsidiaries in lines of business which, in the good faith judgment of the Borrower, is reasonably related to, or is a reasonable extension of, that of the Borrower and its Subsidiaries, so long as the aggregate amount invested, loaned or advanced pursuant to this Section 6.04(n) (determined without regard to any write-downs or write-offs of such investments, loans or advances), together with any Investments made in Subsidiaries that are not Loan Parties pursuant to Sections 6.04(c)(iii)(A) and 6.04(h), does not exceed the Non-Loan Party Investment Amount at such time;

(o) the licensing, sublicensing or contribution of rights in any Intellectual Property pursuant to joint marketing, distribution, or development arrangements with Persons other than the Borrower and its Subsidiaries in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower (or any Parent Entity) to the seller of such Investments;

(q) any Investments in a Subsidiary that is not a Loan Party or in a joint venture, in each case, to the extent such Investment is contemporaneously repaid in full with a dividend or other distribution from such Subsidiary or joint venture;

(r) the forgiveness or conversion to Equity Interests of any Indebtedness owed by a Loan Party and permitted by Section 6.01;

(s) Subsidiaries of Borrower may be established or created if the Borrower and such Subsidiary comply with the requirements of Section 5.11, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating an acquisition permitted by this Section 6.04, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 5.11, as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(t) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(u) other Investments by the Borrower or any of its Subsidiaries not to exceed, in the aggregate, at any time outstanding, $2,500,000; and

(v) Guarantees of leases (other than Capital Lease Obligations) and other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

Section 6.05 Asset Sales. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or its Subsidiaries in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries in each case in the ordinary course of business;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or its Subsidiaries; provided that (i) if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party or such Disposition must otherwise be permitted pursuant to Section 6.05(d)(iii), (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 6.04 and any Indebtedness corresponding to such Investment must be permitted by Section 6.01 and (iii) to the extent constituting a Disposition to a Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e) Dispositions permitted by Section 6.03 (other than Section 6.03(a)(vi)), Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.06 and Liens permitted by Section 6.02;

(f) Dispositions of Permitted Investments;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with financing transactions);

(h) leases, subleases, licenses or sublicenses of property, in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and its Subsidiaries (it being understood that the licenses granted pursuant to the Specified Settlement are permitted pursuant to this clause (h)); provided, that any such leases, subleases, licenses or sublicenses affecting any Mortgaged Property shall be subordinate to the lien of the applicable Mortgage pursuant to documentation reasonably acceptable to the Administrative Agent;

(i) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(j) Dispositions of property to Persons other than Subsidiaries (including the sale or issuance of Equity Interests of a Subsidiary) not otherwise permitted under this Section 6.05; provided that (i) no Event of Default shall exist at the time of, or would result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default existed or would have resulted from such Disposition), (ii) the aggregate fair market value of all property disposed of in reliance on this clause (j) shall not exceed $250,000 in any Fiscal Year; provided that the limitations set forth in this clause (ii) shall not apply to any Disposition of assets acquired pursuant to a Permitted Acquisition, which assets are not used or useful to the core or principal business of the Borrower and its Subsidiaries, (iii) all dispositions made pursuant to this clause (j) from the date of this Agreement through and including the Maturity Date shall not, in the aggregate, exceed $1,000,000 and (iv) with respect to any Disposition pursuant to this clause (j), the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash; provided, however, that for the purposes of this clause (j), (A) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, and (B) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash; and provided further that Dispositions of the Equity Interests in any Subsidiary shall be prohibited unless it is for all of the outstanding Equity Interests of such Subsidiary owned (directly or indirectly) by the Borrower; and

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) the lapse or abandonment of any Intellectual Property or registrations (or applications for registration) with respect thereto in the ordinary course of business which in the reasonable good faith judgment of the Borrower are no longer used or useful in its business (it being understood and agreed that no Material Intellectual Property may be Disposed of in reliance on this clause (l));

(m) the unwinding of Swap Agreements permitted hereunder pursuant to their terms;

(n) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(o) any Disposition of any asset between or among the Borrower and its Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 6.05; and

(p) the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property, provided that such transfer is permitted under and subject to the limitations set forth in Section 6.04(n).

provided that any Disposition of any property pursuant to this Section 6.05 (except pursuant to Sections 6.05(a), (e), (g), (i), (l), (o) and (p) and except for Dispositions by a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition.

Section 6.06 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(i) each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary; provided that if such Subsidiary is a Loan Party, then it can only make a Restricted Payment pursuant to this Section 6.06(a)(i) to another Loan Party;

(ii) the Borrower and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person; provided that in the case of any such Restricted Payment by a Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(iii) the Borrower and each of its Subsidiaries may (A) repurchase for fair value Equity Interests held by former directors, officers, employees and consultants; and (B) repurchase Equity Interests deemed to occur upon a cashless exercise of options or warrants;

(iv) the Borrower and each of its Subsidiaries may make Restricted Payments in cash to the Borrower or any of its Subsidiaries:

(1) the proceeds of which will be used to pay the Tax liability to the relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns attributable to the income of the Borrower and/or any Subsidiary; provided that Restricted Payments made pursuant to this clause (a)(iv)(1) shall not exceed the Tax liability that the Borrower and/or the relevant Subsidiaries (as applicable) would have incurred were such Taxes determined as if such entity(ies) were a stand-alone taxpayer or a stand-alone group;

(2) the proceeds of which shall be used to pay (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses) that are reasonable and customary and incurred in the ordinary course of business, and customary indemnification claims made by directors or officers of the Borrower (or any Parent Entity thereof), in each case to the extent attributable to the ownership or operations of the Borrower and its Subsidiaries, (2) fees and expenses (x) due and payable by any of the Subsidiaries and (y) otherwise permitted to be paid by such Subsidiary under this Agreement and (3) amounts due and payable pursuant to Section 6.07(v);

(3) the proceeds of which shall be used to pay franchise and other fees and expenses required to maintain its corporate or legal existence;

(4) the proceeds of which shall be used to make Restricted Payments permitted by Section 6.06(a)(iii);

(5) the proceeds of which shall be used to make payments permitted by clause (b)(i) of this Section 6.06;

(6) the proceeds of which are applied to the purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all the Equity Interests in a Person, provided that such purchase or other acquisition would have constituted a “Permitted Acquisition” permitted to be made pursuant to Section 6.04; provided, further, that (A) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition, (B) the recipient of such Restricted Payment shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or one of its Subsidiaries or (2) the merger (to the extent permitted in Section 6.03) of the Person formed or acquired into the Borrower or one of its Subsidiaries in order to consummate such purchase or other acquisition and (C) such Investment shall be deemed to be made by the Borrower or such Subsidiary pursuant to Section 6.04(h); and

(7) the proceeds of which shall be used to pay fees and expenses related to any unsuccessful debt or equity offering or proposed Permitted Acquisition, other Investment or Disposition; and

(v) the Borrower may make Restricted Payments to the extent of the Net Proceeds received by the Borrower from any issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower, so long as such Restricted Payment is made within 90 days of the receipt of such Net Proceeds and, with respect to any such Restricted Payments, no Event of Default shall have occurred and be continuing or would result therefrom;

(vi) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into transactions expressly permitted by Sections 6.03 and 6.04;

(vii) the Borrower or any of its Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition, (ii) effect non-cash conversions of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and (iii) make Restricted Payments in connection with the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans to the extent that net share settlement arrangements are deemed to be repurchases;

(viii) Restricted Payments in order to effectuate payments that at such time are permitted to be made pursuant to Section 6.07(iii), (v), (vi) and (vii);

(ix) the payment of dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.06; and

(x) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions not materially less favorable to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby.

(b) The Borrower will not, nor will it permit any other Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled or required interest and principal payments as, in the form of payment and when due in respect of any Indebtedness to the extent such payments in respect of any Junior Financing are permitted by the subordination provisions thereof;

(ii) refinancings, refundings, renewals, modifications or exchanges of Indebtedness to the extent permitted by Section 6.01; and

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of its direct or indirect parent companies and the payment of cash in lieu of the issuance of fractional shares in connection with such conversion;

Section 6.07 Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions with the Borrower or any Loan Party (or an entity that becomes a Loan Party as a result of the transaction); (ii) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; (iii) the payment of fees and expenses related to the Transactions; (iv) issuances of Equity Interests (and options and warrants therefor) of the Borrower to the extent otherwise permitted by this Agreement; (v) employment, compensation and severance arrangements between the Borrower and its Subsidiaries and their respective officers, directors, consultants and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(l)); (vi) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries; (vii) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.07 to the Disclosure Letter or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect; (viii) Restricted Payments permitted under Section 6.06; (ix) Investments in the Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary is an Excluded Subsidiary or any such joint venture is only an Affiliate as a result of Investments by the Borrower and its Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 6.04; and (x) transactions between the Borrower or any of its Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Borrower, provided, that such director abstains from voting as a director of the Borrower on any matter involving such other Person.

Section 6.08 Restrictive Agreements. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower and its Subsidiary Guarantors to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Subsidiary or to Guarantee Indebtedness of any Subsidiary; provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions that (i)(x) exist on the date hereof and (to the extent not otherwise permitted by this Section 6.08) are listed on Schedule 6.08 to the Disclosure Letter or by any Loan Document and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, taken as a whole, in any material respect, (ii)(x) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, taken as a whole, in any material respect, (iii) represent Indebtedness of a Subsidiary that is not a Loan Party that is permitted by Section 6.01, provided that such restrictions will not materially affect in an adverse manner the Borrower’s ability to pay the Loan Document Obligations as they become due, (iv) are customary restrictions that arise in connection with any Disposition permitted by Section 6.05 applicable pending such Disposition solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but solely to the extent any negative pledge relates to the property financed by or securing such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vii) are imposed by Requirements of Law, (viii) are customary restrictions contained in leases, subleases, or licenses otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower and its Subsidiaries, (xi) are customary provisions restricting assignment of any license, lease or other agreement entered into in the ordinary course of business and otherwise permitted hereunder, (xii) are restrictions on cash (or Permitted Investments) or deposits imposed by customers under contracts entered into in the ordinary course of business (or otherwise constituting Permitted Encumbrances on such cash or Permitted Investments or deposits); (xiii) are customary net worth provisions contained in real property leases or licenses of intellectual property entered into by the Borrower or any of its Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Loan Parties and their subsidiaries to meet their ongoing obligations; (xiv) are contained in the documentation governing the Series D Preferred Stock; or (xv) customary restrictions and conditions contained in asset sale agreements, purchase agreements, acquisition agreements (including by way of merger, acquisition or consolidation) entered into by Borrower or any Subsidiary in connection with transactions permitted under this Agreement and solely to the extent in effect pending the consummation of such transaction and so long as such restrictions relate only to the assets subject thereto.

Section 6.09 Amendment of Junior Financing, Equity Contribution and Organizational Documents. The Borrower will not, nor will it permit any of its Subsidiaries to, amend, modify, waive, terminate or release the documentation governing any Junior Financing, the Equity Contribution and the terms of any Equity Interests issued thereunder or the terms of the documentation governing any other issuance of Series D Preferred Stock, or any Organizational Document, in each case if the effect of such amendment, modification, waiver, termination or release is materially adverse to the Lenders.

Section 6.10 Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio, as of the last day of any fiscal quarter set forth below, to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Total Leverage Ratio

September 30, 2013	3.00 to 1.00
December 31, 2013	3.00 to 1.00
March 31, 2014	2.75 to 1.00
June 30, 2014	2.50 to 1.00
September 30, 2014 through the Maturity Date	2.25 to 1.00

Section 6.11 Minimum Liquidity. The Borrower will not permit the Liquidity of the Loan Parties taken as a whole, as of the last day of any fiscal quarter of Borrower, to be less than $25,000,000; provided, that at least $10,000,000 of such minimum Liquidity amount shall be comprised of Unrestricted Cash. Until the first anniversary of the Effective Date and solely with respect to the fiscal quarter being tested, the Borrower shall be permitted to include accounts receivable in an amount up to $5,000,000 that are payable from customers and have been collected within the succeeding five (5) Business Days of such fiscal quarter end in the calculation of Liquidity; provided, that there shall be no more than two consecutive fiscal quarters where the Borrower shall include such accounts receivable in its calculation of Liquidity.

Section 6.12 Changes in Fiscal Periods. The Borrower will not make any change in Fiscal Year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year to any other Fiscal Year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Article VII

Events of Default

Section 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;

(d) the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.04 (with respect to the existence of the Borrower), 5.08, 5.10, 5.11 or 5.15 or in Article VI; provided that an Event of Default that results from a failure of the Borrower to comply with Sections 6.10 and 6.11 is subject to cure as provided in Section 7.02, and to the extent the Borrower is not disqualified from exercising its right to make a Specified Equity Contribution under Section 7.02, an Event of Default shall not occur until the expiration of the Equity Cure Period;

(e) the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) the Borrower or any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) the winding-up, liquidation, court protection, reorganization or other relief in respect the Borrower, any Parent Entity, or any Subsidiary of the Borrower or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Borrower or any of its

Subsidiaries or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, any Parent Entity or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or any of them, or for a material part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (vii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the assets of any Loan Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy, or (viii) take any action for the purpose of effecting any of the foregoing;

(j) One or more enforceable judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by independent third-party insurance or captive insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against the Borrower or any of its Subsidiaries or any Parent Entity or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of the Borrower and its Subsidiaries or such Parent Entity, taken as a whole, to enforce any such judgment;

(k) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of a Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such losses are covered by such title insurance company;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder; or any Loan Party denies in writing that it has any further liability or obligation under any Loan Document other than as expressly permitted hereunder or thereunder or purports in writing to revoke or rescind any Loan Document;

(n) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(o) any of the Loan Document Obligations for any reason shall cease to be “Senior Indebtedness” (or any comparable term) under, and as defined in, any documentation relating to any subordinated Junior Financing, or the subordination provisions set forth in any documentation relating to Junior Financing shall cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, or in each case any Loan Party shall assert any of the foregoing;

(p) a Change in Control shall occur;

(q) an injunction shall be rendered against the Borrower or any of its Subsidiaries or any Parent Entity or any combination thereof enjoining the use of any Intellectual Property that could reasonably be expected to result in a Material Adverse Effect; or

(r) the Borrower shall fail to observe or perform any covenant, condition or agreement in any document governing the Specified Settlement that could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require that the Borrower cash collateralize the outstanding amount of LC Exposure in an amount equal to 103% of the outstanding amount thereof and (iv) exercise any and all rights and remedies available to it under the Loan Documents and applicable law; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as aforesaid shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any Loan Document to the contrary notwithstanding.

Section 7.02 Borrower’s Right to Cure. (a) Solely for purposes of determining compliance with the financial covenants in Sections 6.10 and 6.11 on or prior to the day that is ten Business Days after the day on which financial statements are required to be delivered pursuant to Section 5.01 for any fiscal period (the “Equity Cure Period”), the existing holders of Equity Interests of the Borrower shall have the right to make an equity investment (which equity shall be common equity or Qualified Equity Interests) in the Borrower in cash, on or prior to the expiration of the Equity Cure Period for such fiscal quarter, and such cash will, if so designated by the Borrower, be included in the calculation of Consolidated EBITDA and Unrestricted Cash for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and, as applicable, the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA and/or Unrestricted Cash, a “Specified Equity Contribution”); provided that (i) there shall be no more than three Specified Equity Contributions made during the term of this Agreement, (ii) there shall be no more than two Specified Equity Contributions made during any consecutive four-fiscal-quarter period and there shall be no consecutive fiscal quarters where there are Specified Equity Contributions, (iii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants set forth in Sections 6.10 and 6.11 and (iv) all Specified Equity Contributions shall be disregarded for all other purposes of this Agreement, including, determining any baskets with respect to the covenants contained in Article VI (provided, that any repayment or prepayment of Loans with the proceeds from any Specified Equity Contribution shall not be given effect for purposes of calculating the Total Leverage Ratio for the applicable test period ending as of the last day of the fiscal quarter that required such Specified Equity Contribution but any such repayment or prepayment of Loans with the proceeds from any Specified Equity Contribution shall be given effect for purposes of calculating the Total Leverage Ratio for subsequent test periods).

(b) Upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the last day of the Equity Cure Period, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 7.01 (or any rights and remedies under any other Loan Document that are available during the continuance of an Event of Default) on the basis of any failure to comply with any of Sections 6.10 and 6.11 until the expiration of the Equity Cure Period.

Article VIII

Administrative Agent

Section 8.01 Appointment and Authority.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints Royal Bank of Canada to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of, or any obligations under, any of such provisions except for its consent rights set forth in Section 8.06.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06 Resignation of Administrative Agent. The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower, subject to the appointment of a successor administrative agent in accordance with this Section 8.06. If the Administrative Agent (or an Affiliate thereof) becomes a Defaulting Lender and is not performing its role hereunder as Administrative Agent, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower or the Required Lenders upon 10 days’ notice to the Administrative Agent, subject to the appointment of a successor administrative agent in accordance with this Section 8.06. Upon receipt of any such notice of resignation or upon any such removal, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Approved Bank with an office in the United States, or any Affiliate of any such Approved Bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent may in its discretion continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Lead Arranger nor any person named on the cover page hereof as a Co-Documentation Agent, Bookrunner or Syndication Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit outstanding and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

Section 8.10 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks from exercising the rights and remedies that inure to their benefit hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.11 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.16 to the extent the Borrower is required to do so pursuant to such Section) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including reasonable legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant

Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.

Section 8.12 Lender. For the avoidance of doubt, the term “Lender” in this Article VIII shall include each Issuing Bank.

Article IX

Miscellaneous

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to the Borrower, the Administrative Agent, or Royal Bank of Canada, in its capacity as Issuing Bank, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender or Issuing Bank, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and each Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender and each Issuing Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.12(c);

(iii) postpone the reimbursement date with respect to any LC Disbursement, or any date for the payment of principal, any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby;

(iv) (A) change Sections 2.07(a), 2.08(c), 2.10(c), 2.17(b) or 2.17(c) hereof in a manner that would alter the pro rata sharing of payments required thereby, or (B) change Section 4.02 of the Collateral Agreement in a manner that would alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans, in each case without the written consent of each Lender directly and adversely affected thereby;

(v) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby;

(vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);;

(vii) release all or substantially all of the value of the Guarantees under the Guarantee Agreement (except as expressly permitted or provided for in the Loan Documents) without the written consent of each Lender;

(viii) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly permitted or provided for in the Loan Documents), without the written consent of each Lender; or

(ix) change the provisions of Section 4.02 without the written consent of the Required Lenders;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent, or such Issuing Bank, as the case may be.

Notwithstanding anything to the contrary contained in this Section 9.02 or otherwise in this Agreement or any other Loan Document, (i) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified, or any provision thereof waived, with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender or Issuing Bank, if such amendment, supplement, modification or waiver is delivered in order to (A) cure ambiguities, omissions, mistakes or defects or (B) cause any Security Document to be consistent with this Agreement and the other Loan Documents, (ii) without the consent of any Lender or Issuing Bank, the Borrower and the Administrative Agent or any other collateral agent may enter into any amendment, supplement, waiver or modification of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest of the Secured Parties in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interests for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document and (iii) the Fee Letter may be amended or modified, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. The Administrative Agent shall make available to the Lenders copies of each amendment or other modification to this Agreement.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the

Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (or in respect of any applicable Class of Loans or Commitments only, in the case of any proposed amendment, modification, waiver or termination requiring the consent of all directly and adversely affected Lenders) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)) (or all such amounts in respect of any applicable Class of Loans or Commitments only, in the case of any proposed amendment, modification, waiver or termination requiring the consent of all directly and adversely affected Lenders) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Commitments and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders, the Required Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring (i) the consent of all Lenders or (ii) each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders, shall require the consent of such Defaulting Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (without duplication), the Lead Arranger and each Issuing Bank including the reasonable fees, charges and disbursements of one counsel to the Administrative Agent, the Lead Arranger and each Issuing Bank and to the extent reasonably deemed necessary by the Administrative Agent, one local counsel in each relevant jurisdiction and, in the case of any conflict of interest (as reasonably determined by the Administrative Agent, Issuing Bank or Lead Arranger subject to such conflict), one additional counsel in each relevant jurisdiction to each group of affected persons similarly situated (taken as a whole), in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger, each Issuing Bank and each Lender, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Banks, the Lenders and the Lead Arranger in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such reasonable costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one lead counsel and such local counsel (exclusive of any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party. For the avoidance of doubt, this paragraph (b) shall not apply with respect to Indemnified Taxes, Other Taxes or Excluded Taxes other than any such Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, the Lead Arranger, the Syndication Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of any one counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of any claims, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any other Environmental Liability related in any way to Borrower or any of its Subsidiaries, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach of a funding or confidentiality requirement hereunder or under the other Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) arise from disputes between or among Indemnitees that do not involve an act or omission by Borrower or any of its Subsidiaries (provided that the Administrative Agent and the Lead Arranger shall be indemnified in their capacities as such notwithstanding this clause (y)). For the avoidance of doubt, this paragraph (b) shall not apply with respect to Indemnified Taxes, Other Taxes or Excluded Taxes, which shall be governed solely by Section 2.16.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender (or, in the case of a payment to an Issuing Bank, each Revolving Lender) severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures and unused Commitments at such time (or, in the case of a payment to an Issuing Bank, its share of the aggregate Revolving Exposures only). The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, the Borrower and the Guarantors shall not assert, and each hereby waives, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of a funding or confidentiality requirement hereunder or under the other the Loan Documents by, such Indemnitee or its Related Parties or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. In addition, no Loan Party shall be liable to an Indemnitee for any indirect, special, consequential or punitive damages except any such damages incurred or paid by an Indemnitee to a third party.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (e) below, any Lender may assign to one or more Eligible Assignees (which, for the avoidance of doubt, shall exclude any Competitor) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment by a Revolving Lender (x) to any other Revolving Lender or an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (y) if (A) an Event of Default or (B) a Default under Section 7.01(a), (b), (h), or (i) has occurred and is continuing, (B) the Administrative Agent and (C) each Issuing Bank; provided that no consent of the Administrative Agent pursuant to clause (B) above shall be required for an assignment by a Revolving Lender to any other Revolving Lender or an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment within ten (10) Business Days after written notice to the Borrower requesting such consent, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; provided further that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it is not a Lender at the time of the assignment, shall deliver to the Administrative Agent and the Borrower any Tax forms required by Section 2.16(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.14, 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations, subject to the requirements of paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices, which it shall notify to Borrower in writing, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Exposure, LC Disbursements and amounts due under Section 2.05 owing to, each Lender and Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or Issuing Bank, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(b) and Section 2.08 shall be construed so that the Loans, The LC Exposure and the LC Disbursements are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any Tax forms required by Section 2.16(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement until it has been recorded in the Register as provided in this paragraph (v) and paragraph (iv) above.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, or the Issuing Banks, sell participations to one or more banks or other Persons other than a natural person, a Defaulting Lender, the Borrower or any of its Subsidiaries (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including such Participant’s compliance with Section 2.16(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register, complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder (or any other relevant or successor provisions of the Code or of such Treasury regulations), on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the Lenders, the Issuing Bank, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii) Notwithstanding anything to the contrary herein, a Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d) Any Lender may, without the consent of the Borrower, the Administrative Agent or Issuing Banks, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or an Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations in whatever currency at any time owing by the Administrative Agent, such Lender, any such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by the Administrative Agent, such Lender or Issuing Bank, irrespective of whether or not the Administrative Agent, such Lender or Issuing Bank shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of the Administrative Agent, such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The Administrative Agent, the applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of the Administrative Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, such Issuing Bank and their respective Affiliates may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality.

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such

Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (vi) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For the purposes hereof, “Information” means all information received from the Borrower relating to the Borrower or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; it being understood that all information received from the Borrower or any of its Subsidiaries after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY,

EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13 USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act.

Section 9.14 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.15 Release of Liens and Guarantees.

(a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party). Upon any sale or other transfer by any Loan Party (other than to the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such Guarantee shall be automatically released. Upon termination of the aggregate Commitments and payment in full in cash of all Secured Obligations (other than (x) contingent indemnification obligations as to which no claim has been made and (y) Secured Cash Management Obligations and Secured Swap Obligations (each as defined in the Collateral Agreement) as to which arrangements reasonably satisfactory to the applicable Secured Party have been made) and the expiration or termination of all Letters of Credit (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of this Agreement, or as a result of such Letters of Credit being backstopped or cash collateralized as described in Section 2.05(d)), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(b) The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iii), (iv), (v), (vii), (xi), (xii) or (xiii).

(c) Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.15.

(d) Royal Bank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Royal Bank, as Administrative Agent or Collateral Agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Royal Bank reminds each Lender and participant in the credit facility that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a Lender or participant in the credit facility) is responsible for assuring its own compliance with the flood insurance requirements.

Section 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders, the Lead Arranger, the Documentation Agent and the Syndication Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Lead Arranger, the Documentation Agent and the Syndication Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders, the Lead Arranger, the Documentation Agent and the Syndication Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower its Affiliates or any other Person and (B) none of the Administrative Agent, the Lenders, the Lead Arranger, the Documentation Agent or the Syndication Agent has any obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders, the Lead Arranger, the Documentation Agent and the Syndication Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Lenders, the Lead Arranger, the Documentation Agent and the Syndication Agent has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders, the Lead Arranger, the Documentation Agent or the Syndication Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent, any Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent, any Issuing Bank or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

A10 NETWORKS, INC.

By:	/s/ Greg Straughn
	Name:	Greg Straughn
	Title:	Chief Financial Officer

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Susan Khokher
	Name:	Susan Khokher
	Title:	Manager, Agency

ROYAL BANK OF CANADA, as a Lender and Issuing Bank

By:	/s/ Mark Gronich
	Name:	Mark Gronich
	Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Caitlin Stewart
	Name:	Caitlin Stewart
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Thomas R. Sullivan
	Name:	Thomas R. Sullivan
	Title:	Senior Vice President

SCHEDULE 2.01

Commitments

Lender	Allocation
Royal Bank of Canada	$11,666,666.68
JPMorgan Chase Bank, N.A.	$11,666,666.66
Bank of America, N.A.	$11,666,666.66

Total:	$35,000,000.00

SCHEDULE 5.13

Certain Post-Closing Obligations

None.

SCHEDULE 9.02

Notices

Borrower:

Greg Straughn

Chief Financial Officer

A10 Networks, Inc.

3 West Plumeria Drive

San Jose, CA 95135

Santa Clara County

Phone: (408) 325-8668

Fax: (408) 325-8666

Email: gregs@a10networks.com; legal@a10networks.com

Administrative Agent:

Royal Bank of Canada, as Agent

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attention: Manager, Agency Services Group

Fax: 416-842-4023

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	[Assignor Name]

2. Assignee:	[Assignee Name]
[and is an Affiliate/Approved Fund of [Lender Name]]

Assignees are Affiliated Lenders: (Y/N)

3. Borrower:	A10 NETWORKS, INC.

4. Administrative Agent:	ROYAL BANK OF CANADA

5. Credit Agreement:	The Credit Agreement dated as of September 30, 2013, as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, among A10 Networks, Inc., a California corporation, the Lenders party thereto, Royal Bank of Canada, as an Issuing Bank and Royal Bank of Canada, as Administrative Agent.

6. Assigned Interest:	Facility Assigned		Aggregate amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned

		[1]	$	$

			$	$

			$	$

7. Effective Date:	, 20 [2]

[Signature Page Follows]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Revolving Loan,” etc.).
[2]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][3] Accepted:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

[Consented to:[4]

By:
Name:
Title:]

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower or any Issuing Bank is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Affiliates or any of the Subsidiaries or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Affiliates or any of the Subsidiaries or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is a Lender that is not a United States person, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vii) if it is an Affiliated Lender, it has indicated its status as such in the space provided on the first page of this Assignment and Assumption, and it does not possess material non-public information with respect to Borrower and its Subsidiaries or the securities of any of them that have not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information); and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT B

FORM OF GUARANTEE AGREEMENT

EXHIBIT C

FORM OF PERFECTION CERTIFICATE

EXHIBIT D

FORM OF COLLATERAL AGREEMENT

EXHIBIT E-1

FORM OF CLOSING CERTIFICATE

EXHIBIT E-2

FORM OF SOLVENCY CERTIFICATE

September 30, 2013

This Solvency Certificate is delivered pursuant to Section 4.01(k) of the Credit Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), dated as of September 30, 2013, among A10 Networks, Inc., a California corporation (the “Borrower”), the Lenders party thereto, Royal Bank of Canada, as an Issuing Bank and Royal Bank of Canada, as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The undersigned, [                    ], Chief Financial Officer of the Borrower, is familiar with the properties, businesses, assets and liabilities of the Borrower and its Subsidiaries and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

1. The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of the Borrower as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

2. The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions believed by the Borrower to be reasonable in light of the circumstances existing at the time made and as of the date hereof and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the time of such computation, represents the amount that the Borrower believes can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in his individual capacity, that from and after the consummation of the Transactions to occur on the date hereof, after taking into account all applicable rights of indemnity and contribution, (a) the fair value of the assets of the Borrower and its Subsidiaries exceeds their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Borrower and its Subsidiaries are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first above written.

By:
	Name:	Greg Straughn
	Title:	Chief Financial Officer

EXHIBIT F

FORM OF INTERCOMPANY NOTE1

New York, New York

Date:             , 20[    ]

FOR VALUE RECEIVED, each of the undersigned (each, in such capacity, a “Payor”), to the extent a borrower from time to time with respect to any loan or advance (including trade payables to the extent constituting Indebtedness (as defined in the Credit Agreement)) (a “Loan”) from any other entity designated as a “Payee” on the signature page, to the extent a lender from time to time with respect to a Loan (each, in such capacity, a “Payee”), hereby promises to pay to such Payee, at the time specified on the schedule attached hereto with respect to such loan (or if there is no such schedule, on demand), and in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all Loans made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be reflected on the schedule or as otherwise agreed upon from time to time by such Payor and such Payee. The terms and conditions of one or more Loans may be set forth on a schedule to be attached to this note (“Note”) to memorialize the agreement of the Payor and Payee with respect to such Loan(s), in which case the terms and conditions specified in the schedule shall govern as between the Payor and Payee; provided, that such terms and conditions may not be inconsistent with the provisions of this Note.

This Note is an intercompany note referred to in that certain Credit Agreement, dated as of September 30, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among A10 NETWORKS, INC., a California corporation (the “Borrower”), the Lenders party thereto, ROYAL BANK OF CANADA, as an Issuing Bank and ROYAL BANK OF CANADA, as Administrative Agent, and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Collateral Agreement, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that after the occurrence and during the continuance of an Event of Default, the Administrative Agent may exercise any and all rights of any Loan Party with respect to this Note.

[Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner

[1]

Borrower intends to deliver two Intercompany Notes: (i) a global Intercompany Note to be issued to evidence any intercompany loan that is advanced by a Loan Party and held by a Subsidiary that is not a Loan Party to satisfy Section 6.01(iv)(B) (and such Intercompany Note shall be pledged to the Administrative Agent) or (ii) a global Intercompany Note to be issued to evidence any intercompany loan that is advanced by a Subsidiary that is not a Loan Party to a Loan Party to satisfy Section 6.01(iv)(A).

hereinafter set forth, to all Secured Obligations of such Payor until the payment in full in cash of all Secured Obligations of such Payor (other than (a) unasserted contingent indemnification obligations and (b) Secured Cash Management Obligations and Secured Swap Obligations as to which arrangements reasonably satisfactory to the applicable Secured Party have been made); provided, that each Payor may make payments to the applicable Payee unless an Event of Default shall have occurred and be continuing (such Secured Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing, (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee that is not a Loan Party is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (I) unasserted contingent indemnification obligations and (II) Secured Cash Management Obligations and Secured Swap Obligations as to which arrangements reasonably satisfactory to the applicable Secured Party have been made), any payment or distribution to which such Payee would otherwise be entitled (other than (A) equity securities or (B) debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default has occurred and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of any Payor that is a Loan Party or any other Person on its behalf with respect to this Note owed to any Payee that is not a Loan Party, unless otherwise agreed in writing by the Administrative Agent in its reasonable discretion; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash (other than (x) unasserted contingent indemnification obligations and (y) Secured Cash Management Obligations and Secured Swap Obligations as to which arrangements reasonably satisfactory to the applicable Secured Party have been made), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, each Issuing Bank and the Lenders and the Administrative Agent, each Issuing Bank and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of itself, each Issuing Bank and the Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Loan Party or any Payor that is a Loan Party, in each case, to any Payee that is a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note as between each Payor and each Payee contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, and as reflected on the schedule, additional subsidiaries of Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

[SIGNATURE BLOCKS FOR INTERCOMPANY NOTE TO SATISFY SECTION 6.01(iv)(B)]:[2]

[SUBSIDIARIES THAT ARE NOT LOAN PARTIES], as Payor

By:
Name:
Title:

[LOAN PARTIES], as Payee

By:
Name:
Title:

[SIGNATURE BLOCKS FOR INTERCOMPANY
NOTE TO SATISFY SECTION 6.01(iv)(A)]:[3]

[LOAN PARTIES], as Payor

By:
Name:
Title:

[SUBSIDIARIES THAT ARE NOT LOAN PARTIES], as Payee

By:
Name:
Title:

[2]	Intercompany Note issued by Subsidiaries that are not Loan Parties will be pledged to the Administrative Agent.
[3]	Intercompany Note issued by Loan Parties will not be pledged to the Administrative Agent.

Schedule to Intercompany Note

Payors

Payees

EXHIBIT G

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of September 30, 2013, among A10 Networks, Inc., a California corporation (the “Borrower”), the Lenders from time to time party thereto, Royal Bank of Canada, as an Issuing Bank and Royal Bank of Canada, as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with two properly completed and duly executed original certifications of its non-U.S. person status on Internal Revenue Service Form W-8BEN. The undersigned shall, whenever a lapse in time or change in circumstances renders this certificate expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[     ]

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of September 30, 2013, among A10 Networks, Inc., a California corporation (the “Borrower”), the Lenders from time to time party thereto, Royal Bank of Canada, as an Issuing Bank and Royal Bank of Canada, as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies, on behalf of itself and its direct or indirect partners/members (as applicable), that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the a United States trade or business conducted by the undersigned or its direct or indirect partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service (“IRS”) Form W-8IMY accompanied by one of the following from each of its direct or indirect partners/members claiming the portfolio interest exemption: (i) and IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS W-8BEN; provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a direct or indirect partner/member not claiming the portfolio interest exemption, an IRS Form W-8ECI, IRS Form W-9 or IRS Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. The undersigned shall, whenever a lapse in time or change in circumstances renders this certificate expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[     ]

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of September 30, 2013, among A10 Networks, Inc., a California corporation (the “Borrower”), the Lenders from time to time party thereto, Royal Bank of Canada, as an Issuing Bank and Royal Bank of Canada, as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.16(e) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. The undersigned shall, whenever a lapse in time or change in circumstances renders this certificate expired, obsolete or inaccurate in any respect, deliver promptly to such Lender updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify such Lender its inability to do so.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[     ]

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of September 30, 2013, among A10 Networks, Inc., a California corporation (the “Borrower”), the Lenders from time to time party thereto, Royal Bank of Canada, as an Issuing Bank and Royal Bank of Canada, as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.16(e) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies, on behalf of itself and its direct or indirect partners/members (as applicable), that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its direct or indirect partners/members.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/ members claiming the portfolio interest exemption: (i) an Internal Revenue Service (“IRS”) Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W8BEN; provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a direct or indirect partner/member not claiming the portfolio interest exemption, an IRS Form W-8ECI, IRS Form W-9 or IRS Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. The undersigned shall, whenever a lapse in time or change in circumstances renders this certificate expired, obsolete or inaccurate in any respect, deliver promptly to such Lender updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify such Lender of its inability to do so.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[     ]

EXHIBIT H

FORM OF BORROWING REQUEST

Date: [            ], 20[    ]

To:	Royal Bank of Canada, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 30, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among A10 Networks, Inc., a California corporation, the Lenders party thereto, Royal Bank of Canada, as an Issuing Bank and Royal Bank of Canada, as Administrative Agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to Section 2.03 [Section 2.05]1 of the Credit Agreement, the undersigned, a Responsible Officer of the Borrower, hereby requests a:

☐	A Revolving Borrowing	☐	A conversion of a Borrowing from one Type to another	☐	A continuation of Eurodollar Borrowing	☐	Request for a Letter of Credit[2]

1.	On (a Business Day).

2.	In the aggregate principal amount of $ .

3.	With a rate of interest determined by reference to the [ABR/Eurodollar Rate]

4.	For Eurodollar Rate Borrowings: with an Interest Period of months (such Interest Period to comply with the provisions of the definition of “Interest Period”).

[The undersigned hereby further certifies that as of the date of such Borrowing, the conditions set forth in Sections 4.02(b) and 4.02(c) of the Credit Agreement are satisfied.]3

[1]	Section 2.05 for notices requesting issuance (or amendment, renewal or extension) of a Letter of Credit
[2]	For requests for issuances of Letters of Credit, please specify (i) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) if it is an amendment, renewal or extension of outstanding Letter of Credit, please identify the Letter of Credit), (iii) the expiration date, (iv) the amount of the Letter of Credit, (v) the name and address of the beneficiary thereof and (vi) such other information that shall be necessary to issue, amend, renew or extend such Letter of Credit, in each case, in accordance with Section 2.05 of the Credit Agreement.
[3]	Remove if submitting request for a conversion or continuation.

[Signature Page Follows]

A10 NETWORKS, INC.

By:
Name:
Title:

EXHIBIT I

RBC

Capital

Markets

ADMINISTRATIVE QUESTIONNAIRE

Return form to:	Manager , Agency Services Group
Agent Address:	Royal Bank of Canada
20, King Street West
Toronto, ON
M5H 1C4
Facsimile:	416-842-4023

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

NOTE ON TAX DOCUMENTATION:

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to tax withholding. For additional information on U.S. related Tax Documents, please refer to page two of this document.

Borrower name:

Legal Name of Lender and Location:

Type of Lender (please circle one):

Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other - please specify: ..

Lender Parent and Location:

RBC

Capital

Markets

US Related Tax Documents

NON-U.S. LENDER INSTITUTIONS:

If your institution is incorporated / organized within Canada for tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete Form W-8BEN (Certificate of Foreign Status of Beneficial Owner).

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

RBC

Capital

Markets

Credit Contacts/Notification Methods: Agreements, Waivers, Extensions, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Operations Contacts/Notification Methods: Borrowings, Paydowns, Interest, etc.

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

For Schedule II/III Lenders – Please check appropriate option (Canadian Borrowings Only):

☐ Acceptance Lender                ☐ Non-Acceptance Lender (BA Equivalent)

RBC

Capital

Markets

Lender’s Canadian Wire Instructions	Lender’s US Wire Instructions

Bank Name:	Bank Name:

ABA/Routing No.:	Swift/Routing No.:

Account Name:	Account Name:

Account No.:	Account No.:

FFC Account Name:	FFC Account Name:

FCC Account No.:	FCC Account No.:

Attention:	Attention:

Reference:	Reference:

Lender’s Euro Wire Instructions	Lender’s Other Currency Wire Instructions

Bank Name:	Currency:

Swift/Routing No.:	Bank Name:

Account Name:	Swift/Routing No.:

Account No.:	Account Name:

FFC Account Name:	Account No.:

FCC Account No.:	FFC Account Name:

Attention:	FCC Account No.:

Reference:	Attention:

Reference: